                               As filed with the Securities and Exchange Commission on September 8, 2006
                                                                                                            Registration No. 333-
                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549
                                                           _____________________

                                                               FORM S-1
                                                        REGISTRATION STATEMENT
                                                                 UNDER
                                                      THE SECURITIES ACT OF 1933
                                                           _____________________

                                                        FIRST BANCSHARES, INC.
                                        (Exact name of registrant as specified in its charter)

               Mississippi                                    6022                                    64-0862173

      (State or other jurisdiction                (Primary Standard Industrial                     (I.R.S. Employer
    of incorporation or organization)             Classification Code Number)                   Identification Number)

                                                        6480 U.S. HWY. 98 WEST
                                                    HATTIESBURG, MISSISSIPPI 39402
                                                            (601) 268-8998
                               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                            DONNA T. LOWERY
                                                         6480 U.S. HWY. 98 WEST
                                                    HATTIESBURG, MISSISSIPPI 39402
                                                            (601) 268-8998
                                  (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                                              Copies to:

                                                        J. ANDREW GIPSON, ESQ.
                                                 WATKINS LUDLAM WINTER & STENNIS, P.A.
                                                          POST OFFICE BOX 427
                                                        633 NORTH STATE STREET
                                                      JACKSON, MISSISSIPPI 39202
                                                        (601) 949-4900
                                                           _____________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                                    CALCULATION OF REGISTRATION FEE

  ------------------------ --------------------- ---------------------- ---------------------- ----------------------
  Title of each class of       Amount to be        Proposed Maximum       Proposed Maximum           Amount of
     securities to be         Registered(1)       Offering Price Per     Aggregate Offering     Registration Fee(2)
        registered                                     Share(2)               Price(2)
  ------------------------ --------------------- ---------------------- ---------------------- ----------------------
       Common Stock              365,000                $24.61                $8,982,650             $961.14
     ($1.00 Par Value)
  ------------------------ --------------------- ---------------------- ---------------------- ----------------------

(1) The maximum number of First Bancshares common shares to be under the offering.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(1) and (3), based on the closing trade price of First Bancshares common stock on the Nasdaq Capital Market on September 5, 2006.

                                         Subject to completion dated September ____, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy the securities in any state or jurisdiction where the offer or sale is not permitted.

                                                            365,000 SHARES

                                                        FIRST BANCSHARES, INC.

                                                             COMMON STOCK

                                                           ___________________

                                                              PROSPECTUS

                                                           ___________________

         We are offering 365,000 shares of our common stock, par value $1.00 per share. The public offering price is $__________
per share.

         Our common stock is currently quoted and traded on The Nasdaq Capital Market, under the symbol "FBMS." The last reported sale price of our common stock on The Nasdaq Capital Market on September _____, 2006 was $___________.00 per share.

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 8 to read about factors you should consider before you make your investment decision.

         Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         These securities are not savings accounts, deposit accounts or other obligations of our bank subsidiary and are not insured or guaranteed by the Federal Deposit Insurance Company's Bank Insurance Fund or any other governmental agency.

                                                           ___________________

                                       The date of this Prospectus is September ____, 2006

ABOUT THIS PROSPECTUS

You should rely only on information contained in this prospectus. We have not authorized any other person, including any of our officers or agents, to provide you with different or additional information. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the Mississippi banking market. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

You should not construe the contents of the prospectus or any prior or subsequent communications from us or any of our employees or agents as investment, legal, or tax advice. You should consult your own legal counsel, accountant, or other professional advisors as to legal, tax, and other related matters concerning your purchase.

As used in this prospectus, the terms “we,” “us,” “our,” and the “Company” refer to First Bancshares, Inc., and its subsidiary on a consolidated basis (unless the context indicates another meaning), and the terms the “Bank,” the “bank,” or “our bank” means The First, A National Banking Association (unless the context indicates another meaning).

SUMMARY

The following is a selective summary of certain information contained in this prospectus and is not intended to be complete in itself nor to provide all the information necessary for you to make an investment decision and is qualified in its entirety by the more detailed information included in this prospectus. To understand this offering fully, you should carefully read this entire prospectus, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

First Bancshares. First Bancshares is a bank holding company headquartered at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, telephone number (601) 268-8998. Its principal subsidiary is The First, a National Banking Association. The First serves the cities of Bay St. Louis, Hattiesburg, Laurel, Pascagoula, Picayune, Purvis, and the surrounding areas of Forrest, Hancock, Jackson, Jones, Lamar, and Pearl River Counties in Mississippi. First Bancshares, through its subsidiary, strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. As of June 30, 2006, First Bancshares had total assets of $329.2 million; total deposits of $268.6 million, total loans of $238.0 million, and shareholders’ equity of $19.5 million.

The First. The First is a national banking association headquartered at 6480 U.S. Highway 98 West, Hattiesburg, Mississippi 39402, telephone number (601) 268-8998. The First also has branch offices located at: (1) 835 Hwy 90, Suite 4 in Bay St. Louis, Hancock County, Mississippi; (2) 631 Hwy 589 in Purvis, Lamar County, Mississippi; (3) 2702 Lincoln Road in Hattiesburg, Forrest County, Mississippi; (4) 3318 Hardy Street in Hattiesburg, Forrest County, Mississippi; (5) Hwy 15 North in Laurel, Jones County, Mississippi; (6) 1506-B Hwy 43 South in Picayune, Pearl River County, Mississippi; and (7) 1126 Jackson Avenue, Suite 101 in Pascagoula, Jackson County, Mississippi. The First provides a full complement of consumer and commercial banking services in south Mississippi.

General

The First Bancshares, Inc. (the “Company”) was incorporated on June 23, 1995 to serve as a holding company for The First National Bank of South Mississippi (“The First”) located in Hattiesburg, Mississippi and The First National Bank of the Pine Belt (“Pine Belt”), located in Laurel, Mississippi (collectively, the “Banks”). The First began operations on August 5, 1996 from its main office in the Oak Grove community, which was on the outskirts of Hattiesburg but now is included in the city of Hattiesburg. Pine Belt began banking operations on January 19, 1999. In January, 2004, the two banks were consolidated to form one bank, The First, A National Banking Association. In addition to the main office in Hattiesburg and the branch in Laurel, The First also operates two other branches in Hattiesburg, one in Purvis, one in Picayune, and one in Pascagoula, Mississippi. The First recently received approval from the Office of the Comptroller of the Currency to open a branch in Bay St. Louis, MS. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns and individuals. The First is a wholly-owned subsidiary bank of the Company.

Location and Service Area

The First serves the cities of Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, and the surrounding areas of Lamar, Forrest, Jones, Pearl River, Hancock, and Jackson Counties, Mississippi. The First has a main office located in the city of Hattiesburg, Mississippi, in Lamar County. The First has a branch office located on Highway 589 in the city of Purvis, Mississippi, also in Lamar County, a third office located at the intersection of Lincoln Road and South 28th Avenue in Hattiesburg, a fourth location at 3318 Hardy Street in Hattiesburg, a fifth location at Hwy 15 North in Laurel, a sixth location at Hwy 43 South in Picayune, a seventh location at Jackson Avenue in Pascagoula, Mississippi, and an eighth location at Hwy. 90 in Bay St. Louis, Mississippi.

The main office primarily serves the area in and around the northern portion of Lamar County. The Purvis office primarily serves the area in and around Purvis, Mississippi, which is in the east central part of Lamar County and is the county seat. Lamar County is located in the southeastern section of Mississippi. Hattiesburg, one of the largest cities in Mississippi, is located in Forrest and Lamar Counties. The Laurel office serves the city of Laurel and the surrounding area of Jones County, Mississippi. The Picayune office primarily serves the area in and around Picayune, Mississippi, including areas of north Hancock County and Pearl River, LA and Slidell, LA. Picayune is located in the southern part of Pearl River County. Pearl River County is located in the southern section of Mississippi. The Pascagoula office primarily serves the area in and around Pascagoula, Mississippi, including areas of Jackson County. Hattiesburg can be reached via U.S. Highways 98 and 49 and Interstate 59. Major employers located in the Lamar and Forrest County areas include Forrest General Hospital, the University of Southern Mississippi, Wesley Medical Center, Camp Shelby, the Hattiesburg Public Schools, the Hattiesburg Clinic, the City of Hattiesburg, and Marshall Durbin Poultry. The principal components of the economy of the Lamar and Forrest County areas include service industries, wholesale and retail trade, manufacturing, and transportation and public utilities. The Laurel branch is located at 1945 Highway 15 North, Laurel, MS, with the majority of its retail business coming from the local area and the remaining business coming from other areas of Jones County, as well as portions of Jasper County, Wayne County, Smith County, and Covington County. Major employers in the Jones County area include Howard Industries, Sanderson Farms, Inc., and South Central Regional Medical Center. Major employers in the Pearl River County area include Stennis Space Center, Chevron, Texaco, Arizona Chemical, American Crescent Elevator Co., City of Picayune, Crosby Memorial Hospital and the public schools. The principal components of the economy of the Pearl River County area include timber, service industries, wholesale and retail trade, manufacturing, and transportation and public utilities. Major employers in the Jackson County area include Northrop Grumman, Singing River Hospital, and Shell Oil Company. The Bay St. Louis office primarily serves the area in and around Bay St. Louis, MS, including Diamondhead and Kiln, also in Hancock County. Bay St. Louis can be reached via Highway 90. Major employers located in the area include Hollywood Casino, Hancock Medical Center, Stennis Space Center, GE Plastics, Dupont, Wellman, Calgon, City of Bay St. Louis, City of Waveland, Hancock County, and Hancock County School District. The principal components of the economy of the Hancock County area include tourism/gaming, manufacturing and shipping.

Banking Services

The Company strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, The First offers products such as mortgage loan originations. The following is a description of the products and services offered or planned to be offered by the Bank.

•        Deposit Services.  The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit.  The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered by other banks in the area.  In addition, the Bank offers certain retirement account services, such as
         Individual Retirement Accounts (IRAs).  All deposit accounts are insured by the Federal Deposit Insurance
         Corporation (the "FDIC") up to the maximum amount allowed by law.  The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

•        Loan Products.  The Bank offers a full range of commercial and personal loans.  Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery.  Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments.  The Bank also makes real estate construction and acquisition loans.  The Bank's lending activities are subject to a variety of lending limits imposed by federal law.  While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower
         (including the borrower's relationship to the bank), in general the Bank is subject to a loans-to-one-borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus.  The Bank may not make any loans to any director,  executive officer, or 10% shareholder unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable to such a person than would be available to a person not affiliated with the
         Bank.

•        Mortgage Loan Divisions.  The Bank has mortgage loan divisions which originate loans to purchase existing or construct new homes and to refinance existing mortgages.

•        Other Services.  Other bank services include on-line Internet banking services, voice response telephone inquiry service, commercial sweep accounts, cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.  The Bank is associated with the
         Money Belt, Gulfnet, and Plus networks of automated teller machines that may be used by the Bank's customers throughout Mississippi and other regions.  The Banks also offer VISA and MasterCard credit card services through a correspondent bank.

Competition

The Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Mississippi law permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks. Consequently, commercial banking in Mississippi is highly competitive. Many large banking organizations currently operate in the Company’s market area, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services.

The Company faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in the Company’s market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Company. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Company and offer certain services such as trust banking that the Company does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of the Company that may provide these competitors with an advantage in geographic convenience that the Company does not have at present.

Currently there are numerous other commercial banks, savings institutions, and credit unions operating in The First’s primary service area.

Employees

As of June 30, 2006, the Company had 109 full-time employees and 15 part-time employees.

Corporate Information

Our headquarters are located at 6480 U.S. Hwy 98 West, Hattiesburg, Mississippi 39402, and our telephone number at that address is 601-268-8998. We maintain a website at www.thefirstbank.com. Information on the website is not incorporated by reference and is not a part of this prospectus.

The Offering

Common stock offered                  365,000 shares

Common stock outstanding
   after this offering                2,744,630 shares (excludes 250,899 shares exercisable by outstanding vested options) (also excludes 109,274 shares of common stock expected to be issued upon closing of the merger of First National Bank of Wiggins as discussed on page 64 below)

Net proceeds                          The net proceeds of this offering will be approximately $8 million assuming a public offering price of $__________.00 per share (based on the closing price on September ____, 2006).

Use of proceeds                       We intend to use the net proceeds of this offering for general corporate purposes, which may include, among other things, our working capital needs and investments in our subsidiary bank to support our growth.

Dividend Policy                       It is the company's policy to pay cash dividends on its common stock annually, subject to the factors as discussed on page 12 following.

Nasdaq Capital Market Symbol          FBMS

Risk Factors                          See "Risk Factors" beginning on page 8 for a description of material risks related to an investment in our common stock.

The number of shares outstanding after the offering is based upon our shares outstanding as of September _____, 2006 and excludes ________ shares issuable under outstanding options granted by us under the Company’s stock option plans. Of these options, _________ are exercisable as of September ____, 2006 at a weighted average exercise price of $___________.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included elsewhere in this prospectus. This information is derived from our audited consolidated financial statements and related notes, which were audited by T.E. Lott & Company, our independent registered public accounting firm, for the years ended December 31, 2005, 2004, 2003, 2002 and 2001. The summary historical consolidated financial data as of and for the six months ended June 30, 2006 and June 30, 2005 is derived from our unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2006 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2006.

First Bancshares and Subsidiaries - Selected  Financial Data

(In Thousands Except Per Share Amounts and Ratios)

                                      Six Months Ended                      Year Ended December 31,
                                    June 30, (unaudited)
                                    -------------------- ------------------------------------------------------------
                                        2006       2005      2005       2004        2003       2002       2001
                                    -------------------- ------------------------------------------------------------
Statements of  earnings
Interest income                       10,392      7,020    15,692     11,014      10,486      9,839      9,937
Interest expense                       3,816      2,347     5,542      3,199       3,177      3,703      4,970
                                    -------------------- ------------------------------------------------------------
Net interest income                    6,576      4,673    10,150      7,815       7,309      6,136      4,967
Provision for possible loan              294        437       921        672         468        369        342
Losses
                                    -------------------- ------------------------------------------------------------
Net interest income after              6,282      4,236     9,229      7,143       6,841      5,767      4,625
provision for  possible loan
losses
Other operating income                 1,123        892     1,682      1,963       1,772      1,690      1,074
Other operating expense                4,969      3,837     8,138      7,228       7,134      6,180      4,781
                                    -------------------- ------------------------------------------------------------

Income before income taxes             2,436      1,291     2,773      1,878       1,479      1,277        918
Income tax expense                       688        432       864        635         472        413        246
                                    -------------------- ------------------------------------------------------------
Net income                             1,748        859     1,909      1,243       1,007        864        672
                                    ==================== ============================================================

Net income per share
Primary                                  .74        .37       .81        .54         .43        .37        .29
Fully diluted                            .69        .35       .77        .52         .42        .36        .28

Cash dividends per share                 .16        .10       .10       .075         .05        .05          0

Weighted average shares outstanding
Primary                             2,377,802 2,356,746  2,358,308 2,331,970   2,338,102  2,330,330  2,305,936
Fully diluted                       2,536,381 2,473,480  2,488,890 2,406,682   2,414,484  2,407,220  2,362,770

Statements of condition - averages
Total assets                         316,485    239,343   252,913    186,440     161,039    147,204    129,738
Earning assets                       291,826    219,682   231,565    168,474     143,345    131,697    118,003
Securities available for sale         57,275     26,618    30,971     24,725      25,121     23,162     21,026
Investment securities                 57,288     26,632    30,985     24,740      25,141     23,190     21,071
Loans, net of unearned               222,790    187,069   189,187    140,052     112,468    103,069     89,762
income
Deposits                             262,605    188,869   199,389    139,264     119,910    115,679    105,041
Long-term debt                        32,254     31,596    34,759     30,292      24,740     16,007     10,756
Total stockholders' equity            18,568     16,780    17,278     16,203      15,698     14,802     13,543

Selected ratios
Return on average assets                1.10        .72       .75        .67         .63        .59        .52%
Return on average equity               18.82      10.24      11.0        7.7         6.4        5.8        5.0
Net interest margin - tax               4.51       4.25      4.38       4.64        5.10       4.66       4.21
equivalent
*Efficiency ratio                      64.54      68.95     68.78      73.92       78.56      78.97      79.14
Loans to deposits                       87.5       98.8      81.4      102.9        93.4       85.1       80.6
Allowance for possible loan             1.12       1.03      1.18       1.01        1.01       1.14       1.12
losses to loans, net of unearned
income
Net charge-offs (recoveries) to          .03        .06       .11        .13         .47        .20        .30
average loans, net of unearned
income
Dividend payout                        10.81      13.51      12.3       14.2        11.6       13.5          0
Average equity to average assets        5.87       7.01       6.8        8.7         9.7       10.1       10.4
Leverage ratio                          8.45        9.8       8.0       10.8        12.7       12.5       10.2
Tier 1 risk-based                      10.87      12.21      12.0       13.7        16.2       15.6       14.7
Total risk-based                       13.69      13.27      12.4       14.6        18.6       19.5       15.8

*Excludes the effects of amortization of goodwill and core deposit intangibles.

RISK FACTORS

Making or continuing an investment in securities, including First Bancshares’ Common Stock, involves certain risks that you should carefully consider. The risks and uncertainties described below are not the only risks that may have a material adverse effect on First Bancshares. Additional risks and uncertainties also could adversely affect First Bancshares’ business and results of operations. If any of the following risks actually occur, First Bancshares’ business, financial condition or results of operations could be affected, the market price for your securities could decline, and you could lose all or a part of your investment. Further, to the extent that any of the information contained in this Prospectus constitutes forward-looking statements, the risk factors set forth below also are cautionary statements identifying important factors that could cause First Bancshares’ actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of First Bancshares.

First Bancshares may be vulnerable to certain sectors of the economy.

A portion of First Bancshares’ loan portfolio is secured by real estate. If the economy deteriorated and depressed real estate values beyond a certain point, that collateral value of the portfolio and the revenue stream from those loans could come under stress and possibly require additional loan loss accruals. First Bancshares’ ability to dispose of foreclosed real estate at prices above the respective carrying values could also be impinged, causing additional losses.

General economic conditions in the areas where First Bancshares’ operations or loans are concentrated may adversely affect our customers’ ability to meet their obligations.

A sudden or severe downturn in the economy in the geographic markets served by First Bancshares in the state of Mississippi may affect the ability of First Bancshares’ customers to meet loan payments obligations on a timely basis. The local economic conditions in these areas have a significant impact on First Bancshares’ commercial, real estate, and construction loans, the ability of borrowers to repay these loans and the value of the collateral securing such loans. Changes resulting in adverse economic conditions of First Bancshares’ market areas could negatively impact the financial results of First Bancshares’ banking operations and its profitability. Additionally, adverse economic changes may cause customers to withdraw deposit balances, thereby causing a strain on First Bancshares’ liquidity.

First Bancshares is subject to a risk of rapid and significant changes in market interest rates.

First Bancshares’ assets and liabilities are primarily monetary in nature, and as a result First Bancshares is subject to significant risks tied to changes in interest rates. First Bancshares’ ability to operate profitably is largely dependent upon net interest income. Unexpected movement in interest rates markedly changing the slope of the current yield curve could cause First Bancshares’ net interest margins to decrease, subsequently decreasing net interest income. In addition, such changes could adversely affect the valuation of First Bancshares’ assets and liabilities.

At present First Bancshares’ one-year interest rate sensitivity position is slightly asset sensitive, but a gradual increase in interest rates during the next twelve months should not have a significant impact on net interest income during that period. However, as with most financial institutions, First Bancshares’ results of operations are affected by changes in interest rates and First Bancshares’ ability to manage this risk. The difference between interest rates charged on interest-earning assets and interest rates paid on interest-bearing liabilities may be affected by changes in market interest rates, changes in relationships between interest rate indices, and/or changes in the relationships between long-term and short-term market interest rates. A change in this difference might result in an increase in interest expense relative to interest income, or a decrease in First Bancshares’ interest rate spread.

Certain changes in interest rates, inflation, or the financial markets could affect demand for First Bancshares’ products and First Bancshares’ ability to deliver products efficiently.

Loan originations, and potentially loan revenues, could be adversely impacted by sharply rising interest rates. Conversely, sharply falling rates could increase prepayments within First Bancshares’ securities portfolio lowering interest earnings from those investments. An unanticipated increase in inflation could cause First Bancshares’ operating costs related to salaries & benefits, technology, & supplies to increase at a faster pace than revenues.

The fair market value of First Bancshares’ securities portfolio and the investment income from these securities also fluctuate depending on general economic and market conditions. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

Changes in the policies of monetary authorities and other government action could adversely affect First Bancshares’ profitability.

The results of operations of First Bancshares are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. The instruments of monetary policy employed by the Federal Reserve Board include open market operations in U.S. government securities, changes in the discount rate or the federal funds rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, particularly in light of the continuing threat of terrorist attacks and the current military operations in the Middle East, we cannot predict possible future changes in interest rates, deposit levels, loan demand or First Bancshares’ business and earnings. Furthermore, the actions of the United States government and other governments in responding to such terrorist attacks or the military operations in the Middle East may result in currency fluctuations, exchange controls, market disruption and other adverse effects.

Natural disasters could affect First Bancshares’ ability to operate

First Bancshares’ market areas are susceptible to natural disasters such as hurricanes. Natural disasters can disrupt First Bancshares’ operations, result in damage to properties and negatively affect the local economies in which First Bancshares operates. First Bancshares cannot predict whether or to what extent damage caused by future hurricanes will affect First Bancshares’ operations or the economies in First Bancshares’ market areas, but such weather events could cause a decline in loan originations, a decline in the value or destruction of properties securing the loans and an increase in the risk of delinquencies, foreclosures or loan losses.

Greater loan losses than expected may adversely affect First Bancshares’ earnings.

First Bancshares as lender is exposed to the risk that its customers will be unable to repay their loans in accordance with their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse effect on First Bancshares’ operating results. First Bancshares’ credit risk with respect to its real estate and construction loan portfolio will relate principally to the creditworthiness of corporations and the value of the real estate serving as security for the repayment of loans. First Bancshares’ credit risk with respect to its commercial and consumer loan portfolio will relate principally to the general creditworthiness of businesses and individuals within First Bancshares’ local markets.

First Bancshares makes various assumptions and judgments about the collectibility of its loan portfolio and provide an allowance for estimated loan losses based on a number of factors. First Bancshares believes that its current allowance for loan losses is adequate. However, if First Bancshares’ assumptions or judgments prove to be incorrect, the allowance for loan losses may not be sufficient to cover actual loan losses. First Bancshares may have to increase its allowance in the future in response to the request of one of its primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of First Bancshares’ loan portfolio. The actual amount of future provisions for loan losses cannot be determined at this time and may vary from the amounts of past provisions.

First Bancshares may need to rely on the financial markets to provide needed capital

First Bancshares’ Common Stock is listed and traded on the NASDAQ stock market. Although First Bancshares anticipates that its capital resources will be adequate for the foreseeable future to meet its capital requirements, at times First Bancshares may depend on the liquidity of the NASDAQ stock market to raise equity capital. If the market should fail to operate, or if conditions in the capital markets are adverse, First Bancshares may be constrained in raising capital. First Bancshares maintains a consistent analyst following; therefore, downgrades in First Bancshares’ prospects by an analyst(s) may cause First Bancshares’ Common Stock price to fall and significantly limit First Bancshares’ ability to access the markets for additional capital requirements. Should these risks materialize, First Bancshares’ ability to further expand its operations through internal growth may be limited.

First Bancshares is subject to regulation by various Federal and State entities

First Bancshares is subject to the regulations of the Securities and Exchange Commission (“SEC”), the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the OCC. New regulations issued by these agencies may adversely affect First Bancshares’ ability to carry on its business activities. First Bancshares is subject to various Federal and state laws and certain changes in these laws and regulations may adversely affect First Bancshares’ operations.

First Bancshares is also subject to the accounting rules and regulations of the SEC and the Financial Accounting Standards Board. Changes in accounting rules could adversely affect the reported financial statements or results of operations of First Bancshares and may also require extraordinary efforts or additional costs to implement. Any of these laws or regulations may be modified or changed from time to time, and First Bancshares cannot be assured that such modifications or changes will not adversely affect First Bancshares.

First Bancshares engages in acquisitions of other businesses from time to time.

On occasion, First Bancshares will engage in acquisitions of other businesses. Acquisitions may result in customer and employee turnover, thus increasing the cost of operating the new businesses. The acquired companies may also have legal contingencies, beyond those that First Bancshares is aware of, that could result in unexpected costs.

First Bancshares is subject to industry competition which may have an impact upon its success.

The profitability of First Bancshares depends on its ability to compete successfully. First Bancshares operates in a highly competitive financial services environment. Certain competitors are larger and may have more resources than First Bancshares does. First Bancshares faces competition in its regional market areas from other commercial banks, savings and loan associations, credit unions, internet banks, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and other financial intermediaries that offer similar services. Some of First Bancshares’ nonbank competitors are not subject to the same extensive regulations that govern First Bancshares or the Bank and may have greater flexibility in competing for business.

Another competitive factor is that the financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. First Bancshares’ future success may depend, in part, on its ability to use technology competitively to provide products and services that provide convenience to customers and create additional efficiencies in First Bancshares’ operations.

Future issuances of additional securities could result in dilution of shareholders’ ownership.

First Bancshares may determine from time to time to issue additional securities to raise additional capital, support growth, or to make acquisitions. Further, First Bancshares may issue stock options or other stock grants to retain and motivate First Bancshares’ employees. Such issuances of Company securities will dilute the ownership interests of First Bancshares’ shareholders.

Anti-takeover laws and certain agreements and charter provisions may adversely affect share value.

Certain provisions of state and federal law and First Bancshares’ articles of incorporation may make it more difficult for someone to acquire control of First Bancshares. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including First Bancshares’ shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquiror and the antitrust effects of the acquisition. There also are Mississippi statutory provisions and provisions in First Bancshares’ articles of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in First Bancshares’ articles of incorporation could result in First Bancshares being less attractive to a potential acquiror.

Securities issued by First Bancshares, including First Bancshares’ Common Stock, are not FDIC insured.

Securities issued by First Bancshares, including First Bancshares’ Common Stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC, the Deposit Insurance Fund, or any other governmental agency or instrumentality, or any private insurer, and are subject to investment risk, including the possible loss of principal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies, and expectations, are generally identifiable by the use of the words “anticipate,” “will,” “believe,” “may,” “could,” “would,” “should,” “estimate,” “expect,” “intend,” “seek,” or similar expressions. These forward-looking statements may address, among other things, our business plans, objectives or goals for future operations or expansion, the anticipated effects of the offering of the securities hereunder, our forecasted revenues, earnings, assets, or other measures of performance, or estimates of risks and future costs and benefits. Although these statements reflect our good faith belief based on current expectations, estimates and projections, they are subject to risks, uncertainties and assumptions, and are not guarantees of future performance. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are described under “Risk Factors” and those factors include, but are not limited to:

     o        Our potential growth, including our entrance or expansion into new markets, and the need for sufficient capital to support that growth;

     o        Changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers or issuers;

     o        An insufficient allowance for loan losses as a result of inaccurate assumptions about loan losses;

     o        The strength of the economies in our market areas, as well as general economic market or business conditions;

     o        Changes in demand for loan products and financial services;

     o        Increased competition or market concentration;

     o        Concentration of credit exposure;

     o        Changes in interest rates, yield curves and interest rate spread relationships;

     o        New state or federal registration, regulations, or the initiation or outcome of litigation; and

     o        Other circumstances, many of which may be beyond our control.

If one or more of these risks or uncertainties materialize, or if any of our underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We do not intend to and assume no responsibility for updating or revising any forward-looking statements contained in this prospectus, whether as a result of new information, future events, or otherwise.

USE OF PROCEEDS

We estimate that our net proceeds from our sale of the shares of common stock we are offering will be approximately $___________ million assuming a public offering price of $___________.00 per share (the reported closing price of our common stock on The Nasdaq Capital Market on September ____, 2006), after expenses incurred in connection with the offering.

We will invest approximately $_____________ million of the net proceeds in our bank, where these proceeds would be available for general corporate purposes, including the bank’s lending and investment activities associated with its current and anticipated growth. Specifically, the Company intends to pursue expansion into the Harrison County, Mississippi market, as well as additional expansion in the Picayune, Pearl River County, Mississippi market. In addition, the Company will use a portion of the proceeds to fund its acquisition of First National Bank of Wiggins in Stone County, Mississippi. We will retain the remaining net proceeds for our general corporate purposes and working capital to position us for future growth opportunities. Pending these uses, the net proceeds will be invested by us in our bank and in a variety of short-term assets, including federal funds, interest-bearing deposits in other banks and similar investments.

CAPITALIZATION

The following table sets forth our capitalization and certain capital ratios as of June 30, 2006. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect the sale of _______ shares of our common stock in this offering and our receipt of $_________ million in estimated net proceeds from this offering, assuming a public offering price of $___________.00 per share (the reported closing price of our common stock on The Nasdaq Capital Market on September ___, 2006) and after deducting the estimated expenses of the offering.

                                                                                           June 30, 2006
                                                                                  ---------------------------------
                                                                                    Actual      As Adjusted(1)
                                                                                  ---------------------------------
                                                                                       (Dollars in thousands,
                                                                                       except per share data)
                       LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:

      Deposits:
            Noninterest-bearing                                                    $   55,142
            Time, $100,000 or more                                                     58,880
            Interest-bearing                                                          154,615
                  TOTAL DEPOSITS                                                      268,637

      Interest payable                                                                    665
      Borrowed funds                                                                   28,831
      Subordinated debentures                                                          11,217
      Other liabilities                                                                   420
                  TOTAL LIABILITIES                                                   309,770

SHAREHOLDERS' EQUITY:
      Common stock, $1 par value. Authorized 10,000,000 shares; 2,406,124 issued
         at June 30, 2006.                                                              2,406
      Preferred stock, par value $1 per share, 10,000,000 shares authorized; no
         shares issued or outstanding                                                       -
      Treasury stock, at cost, 26,494 shares at June 30, 2006.                           (464)
      Additional paid-in capital                                                       12,067
      Retained earnings                                                                 6,063
      Accumulated other comprehensive income (loss)                                      (613)
                  TOTAL SHAREHOLDERS' EQUITY                                           19,459
                                                                                   $  329,229

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “FBMS.” Prior to May 26, 2006, our common stock was traded on the over-the-counter bulletin board under the symbol “FBMS” and before _____________, 20__, our common stock was not traded on any national exchange or other market. In addition, this chart reflects a two-for-one split of our common stock which was effectuated in the form of a 100% stock dividend on March 15, 2006.

The following table shows the high and low sales price information for our common stock for the quarters indicated. For the period prior to ____________, 20__, these sales prices represent known transactions and do not necessarily represent all trading transactions for the periods presented. The market quotations for the period after ____________, 20__, reflect closing sales prices as quoted on The Nasdaq Capital Market or the OTCBB, as applicable.

Year                                     Period                           High         Low

2006:                  First Quarter                                 $    24.75     $  15.50
                       Second Quarter                                     26.85        19.95
                       Third Quarter (Through Sept. ___, 2006

2005:                  First Quarter                                      12.50         8.85
                       Second Quarter                                    13.125       10.125
                       Third Quarter                                     13.875       11.525
                       Fourth Quarter                                    17.125        12.50

2004:                  First Quarter                                       8.25        6.555
                       Second Quarter                                      8.75         7.40
                       Third Quarter                                       8.75         7.50
                       Fourth Quarter                                     9.125         7.75

On September ____, 2006, the last reported sale price for our common stock on the Nasdaq Capital Market was $_________.00 per share. The trading in our common stock has generally been limited and occurred at varying prices and may not have created an active market for our common stock. The prices at which trades occurred may not be representative of the actual value of our common stock. At September 7, 2006, we had approximately _____ shareholders of record.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for dividends. In the first quarter of 2005 and 2006, the Company declared and paid dividends of $.10 and $.16 per common share, respectively. Prior to the first quarter of 2005 the Company declared and paid dividends in the first quarter of 2002 of $.05, in the first quarter of 2003 of $.05, and in the first quarter of 2004 of $.075 per common share. Our ability to pay dividends will depend on our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock, including our outstanding trust preferred securities and accompanying junior subordinated debentures, and other factors deemed relevant by our board of directors. In order to pay dividends to shareholders, we must receive cash dividends from our bank. As a result, our ability to pay future dividends will depend upon the earnings of our bank, its financial condition and its need for funds.

Moreover, there are certain regulations that restrict our bank’s ability to pay dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under FDICIA, the banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that we can declare and pay to our shareholders in the future.

SELECTED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included elsewhere in this prospectus. The selected financial data as of and for the years ended December 31, 2005, 2004, 2003, 2002, and 2001 is derived from our consolidated financial statements as audited by T.E.Lott & Company, our independent registered public accounting firm. The selected financial data as of and for the six months ended June 30, 2006 and June 30, 2005 is derived from our unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial position and results of operations for these periods. The financial condition and results of operations as of and for the six months ended June 30, 2006 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2006.

First Bancshares and Subsidiaries - Selected Financial Data

(In Thousands Except Per Share Amounts and Ratios)

                                     Six Months Ended                           Year Ended December 31,
                                         June 30,
                                        (unaudited)
                                    -------------------- ------------------------------------------------------------
                                        2006       2005      2005       2004        2003       2002       2001
                                    -------------------- ------------------------------------------------------------
Statements of  earnings
Interest income                       10,392      7,020    15,692     11,014      10,486      9,839      9,937
Interest expense                       3,816      2,347     5,542      3,199       3,177      3,703      4,970
                                    -------------------- ------------------------------------------------------------
Net interest income                    6,576      4,673    10,150      7,815       7,309      6,136      4,967
Provision for possible loan              294        437       921        672         468        369        342
Losses
                                    -------------------- ------------------------------------------------------------
Net interest income after              6,282      4,236     9,229      7,143       6,841      5,767      4,625
provision for  possible loan
losses
Other operating income                 1,123        892     1,682      1,963       1,772      1,690      1,074
Other operating expense                4,969      3,837     8,138      7,228       7,134      6,180      4,781
                                    -------------------- ------------------------------------------------------------

Income before income taxes             2,436      1,291     2,773      1,878       1,479      1,277        918
Income tax expense                       688        432       864        635         472        413        246
                                    -------------------- ------------------------------------------------------------
Net income                             1,748        859     1,909      1,243       1,007        864        672
                                    ==================== ============================================================

Net income per share
Primary                                  .74        .37       .81        .54         .43        .37        .29
Fully diluted                            .69        .35       .77        .52         .42        .36        .28

Cash dividends per share                 .16        .10       .10       .075         .05        .05          0

Weighted average shares outstanding
Primary                             2,377,802 2,356,746  2,358,308 2,331,970   2,338,102  2,330,330  2,305,936
Fully diluted                       2,536,381 2,473,480  2,488,890 2,406,682   2,414,484  2,407,220  2,362,770

Statements of condition - averages
Total assets                         316,485    239,343   252,913    186,440     161,039    147,204    129,738
Earning assets                       291,826    219,682   231,565    168,474     143,345    131,697    118,003
Securities available for sale         57,275     26,618    30,971     24,725      25,121     23,162     21,026
Investment securities                 57,288     26,632    30,985     24,740      25,141     23,190     21,071
Loans, net of unearned               222,790    187,069   189,187    140,052     112,468    103,069     89,762
income
Deposits                             262,605    188,869   199,389    139,264     119,910    115,679    105,041
Long-term debt                        32,254     31,596    34,759     30,292      24,740     16,007     10,756
Total stockholders' equity            18,568     16,780    17,278     16,203      15,698     14,802     13,543

Selected ratios
Return on average assets                1.10        .72       .75        .67         .63        .59        .52%
Return on average equity               18.82      10.24      11.0        7.7         6.4        5.8        5.0
Net interest margin - tax               4.51       4.25      4.38       4.64        5.10       4.66       4.21
equivalent
*Efficiency ratio                      64.54      68.95     68.78      73.92       78.56      78.97      79.14
Loans to deposits                       87.5       98.8      81.4      102.9        93.4       85.1       80.6
Allowance for possible loan             1.12       1.03      1.18       1.01        1.01       1.14       1.12
losses to loans, net of unearned
income
Net charge-offs (recoveries) to          .03        .06       .11        .13         .47        .20        .30
average loans, net of unearned
income
Dividend payout                        10.81      13.51      12.3       14.2        11.6       13.5          0
Average equity to average assets        5.87       7.01       6.8        8.7         9.7       10.1       10.4
Leverage ratio                          8.45        9.8       8.0       10.8        12.7       12.5       10.2
Tier 1 risk-based                      10.87      12.21      12.0       13.7        16.2       15.6       14.7
Total risk-based                       13.69      13.27      12.4       14.6        18.6       19.5       15.8

*Excludes the effects of amortization of goodwill and core deposit intangibles.

Historical Per Share Information

The following table sets forth certain historical with respect to income per share, book value per share and cash dividends per share for the First Bancshares Common Stock. The information that follows should be read in conjunction with the audited historical financial statements and notes thereto of First Bancshares incorporated by reference herein.

Net Income (a)
For the six months ended                      .74
June 30, 2006
For the year ended
December 31,
2005                                          .81
2004                                          .54
2003                                          .43

Cash Dividends (b)
For the six months ended
June 30, 2006                                 .16
For the year ended
December 31,
2005                                          .10
2004                                         .075
2003                                          .05

Book Value (c)
As of June 30, 2006                          8.18
As of December 31, 2005                      7.70
As of December 31, 2004                      7.08
As of December 31, 2003                      6.64

___________________________
(a)      Net income per common share is based on weighted average common shares outstanding.
(b)      Cash dividends represent historical cash dividends of First Bancshares.
(c)      Book value per common share is based on total period-end shareholders' equity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

Purpose

The purpose of management’s discussion and analysis is to make the reader aware of the significant components, events, and changes in the consolidated financial condition and results of operations of the Company and its subsidiaries during the year ended December 31, 2005, and during the six months ended June 30, 2006. The Company’s consolidated financial statements and related notes should also be considered.

Critical Accounting Policies

In the preparation of the Company’s consolidated financial statements, certain significant amounts are based upon judgment and estimates. The most critical of these is the accounting policy related to the allowance for loan losses. The allowance is based in large measure upon management’s evaluation of borrowers’ abilities to make loan payments, local and national economic conditions, and other subjective factors. If any of these factors were to deteriorate, management would update its estimates and judgments which may require additional loss provisions.

Overview

The Company was incorporated on June 23, 1995, and serves as a financial holding company for The First, A National Banking Association (“The First”), located in Hattiesburg, Mississippi. The First began operations on August 5, 1996, from its main office in the Oak Grove community, which is on the western side of Hattiesburg. The Company organized another bank, the First National Bank of the Pine Belt (“Pine Belt”) which was formed in Laurel, Mississippi, and began operations on January 19, 1999. In January, 2004, The First and Pine Belt merged into one bank. The First currently operates its main office and two branches in Hattiesburg, one in Laurel, one in Purvis, one in Picayune, and one in Pascagoula, Mississippi. In February, 2006, The First received approval from the Office of the Comptroller of the Currency to open a branch in Bay St. Louis, MS. The Company and its subsidiary bank engages in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns, and individuals. The First is a wholly-owned subsidiary bank of the Company.

The Company’s primary source of revenue is interest income and fees, which it earns by lending and investing the funds which are held on deposit. Because loans generally earn higher rates of interest than investments, the Company seeks to employ as much of its deposit funds as possible in the form of loans to individuals, businesses, and other organizations. To ensure sufficient liquidity, the Company also maintains a portion of its deposits in cash, government securities, deposits with other financial institutions, and overnight loans of excess reserves (known as “federal funds sold) to correspondent banks. The revenue which the Company earns (prior to deducting its overhead expenses) is essentially a function of the amount of the Company’s loans and deposits, as well as the profit margin (“interest spread”) and fee income which can be generated on these amounts.

YEAR-END ANALYSIS

The Company grew from approximately $212.4 million in total assets, $164.4 million in loans, $156.8 million in deposits, and $16.7 million in shareholders’ equity at December 31, 2004 to approximately $294.4 million in total assets, $200.3 million in loans, $241.9 million in deposits, and $18.5 million in shareholders’ equity at December 31, 2005. The First reported net income of $2,138,000 and $1,361,000 for the years ended December 31, 2005, and 2004, respectively. For the years ended December 31, 2005 and 2004, the Company reported consolidated net income of $1,909,000 and $1,243,000, respectively. The following discussion should be read in conjunction with the “Selected Consolidated Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere.

The following table demonstrates the Company’s growth during each calendar year.

                                          SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                         (Dollars In Thousands, Except Per Share Data)

                                                                December 31,
                                ---------------------------------------------------------------------------
                                   2005            2004             2003             2002             2001
                                ----------      --------          --------         --------       ---------
Earnings:
     Net interest income         $ 10,150       $  7,815          $  7,309         $  6,136       $  4,967
     Provision for loan
        losses                        921            672               468              369            342
     Noninterest income             1,682          1,963             1,772            1,690          1,074
     Noninterest expense            8,138          7,228             7,134            6,180          4,781
     Net income                     1,909          1,243             1,007              864            672

Per Share Data:
     Basic net income
       per share                 $   1.62       $   1.07          $    .86         $    .74       $    .58
     Diluted net income
       per share                     1.53           1.03               .83              .72            .57

Selected Year End
     Balances:
       Total assets              $294,390       $212,396          $164,941         $157,427       $135,621
       Securities                  50,660         28,522            31,445           25,895         22,946
       Loans,  net of
         allowance                197,943        162,716           114,076          106,541         93,231
       Deposits                   241,949        156,830           121,698          118,121        113,237
       Stockholders'
         Equity                    18,478         16,740            15,651           14,923         13,990

Results of Operations

The following is a summary of the results of operations by the subsidiary bank for the years ended December 31, 2005 and 2004.

                                                                                   2005             2004
                                                                                -----------      ----------
                                                                                      (In thousands)

     Interest income                                                            $   15,676       $   11,000
         Interest expense                                                            5,163            2,965
                                                                                -----------      ----------
         Net interest income                                                        10,513            8,035

     Provision for loan losses                                                         921              672
                                                                                -----------      ----------
     Net interest income after
        provision for loan losses                                                    9,592            7,363
     Other income                                                                    1,619            1,810
     Other expense                                                                   8,037            7,111
     Income tax expense                                                              1,036              701
                                                                                -----------      ----------
        Net income                                                               $   2,138       $    1,361
                                                                                ===========      ==========

The following reconciles the above table to the amounts reflected in the consolidated financial statements of the Company at
December 31, 2005 and 2004:
                                                                                   2005             2004
                                                                                -----------      ----------
                                                                                       (In thousands)
     Net interest income:
         Net interest income of subsidiary bank                                  $  10,513       $   8,035
         Intercompany eliminations                                                    (363)           (220)
                                                                                -----------      ----------
                                                                                 $  10,150       $   7,815
                                                                                ===========      ==========
     Net income:
         Net income of subsidiary bank                                           $   2,138       $   1,361
         Net loss of the Company, excluding
            intercompany accounts                                                $    (229)           (118)
                                                                                -----------      ----------
                                                                                 $   1,909       $   1,243
                                                                                ===========      ==========

Consolidated Net Income

The Company reported consolidated net income of $1,909,000 for the year ended December 31, 2005, compared to a consolidated net income of $1,243,000 for the year ended December 31, 2004. This was the result of an increase in interest income due to the continued growth of earning assets. The increases in income were partially offset by a net increase in noninterest expense of $910,000, which was the result of anticipated staff additions and other operating costs related to the growth of the subsidiary bank and the opening of the new location in Pascagoula.

Consolidated Net Interest Income

The largest component of net income for the company is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the rates earned on the Company’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities.

Consolidated net interest income was $10,150,000 for the year ended December 31, 2005, as compared to $7,815,000 for the year ended December 31, 2004. This increase was the direct result of an increase in average earning assets for the year 2005 to $231,565,000 compared to $168,474,000 for the year 2004. This increase in earning assets was funded by an increase in deposits and by Federal Home Loan Bank (FHLB) borrowings. Deposits at December 31, 2005, totaled $241,949,000 compared to $156,830,000 at December 31, 2004. Average interest-bearing liabilities for the year 2005 were $195,382,000 compared to $141,599,000 for the year 2004. At December 31, 2005, the net interest spread, the difference between the yield on earning assets and the rates paid on interest-bearing liabilities, was 3.94% compared to 4.28% at December 31, 2004. The net interest margin (which is net interest income divided by average earning assets) was 4.38% for the year 2005 compared to 4.64% for the year 2004. Rates paid on average interest-bearing liabilities increased from 2.26% for the year 2004 to 2.84% for the year 2005. Interest earned on assets and interest accrued on liabilities is significantly influenced by market factors, specifically interest rates as set by Federal agencies. Average loans comprised 81.7% of average earning assets for the year 2005 compared to 83.1% for the year 2004.

Average Balances, Income and Expenses, and Rates. The following tables depict, for the periods indicated, certain information related to the average balance sheet and average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from daily averages.

                                           Average Balances, Income and Expenses, and Rates

                                                                         Years Ended December 31,
                                           -------------------------------------------------------------------------------------
                                                  2005                               2004                        2003
                                           ---------------------------   -------------------------  ----------------------------
                                            Average  Income/  Yield/     Average  Income/  Yield/   Average    Income/  Yield/
                                            Balance  Expense    Rate     Balance  Expense    Rate    Balance   Expenses  Rate
                                           --------  -------- --------   -------- -------  -------  ---------  -------- --------
                                                                          (Dollars in thousands)
Assets

Earning Assets

   Loans (1) (2) ......................     $189,187  $14,097     7.45% $ 140,052  $10,143    7.24% $ 112,468  $ 9,656    8.59%
    Tax exempt securities..............       30,985    1,170     3.78%    24,740      814    3.29%    25,141      765    3.04%
    Federal funds sold................        10,564      388     3.67%     2,942       39    1.33%     4,914       46     .94%
    Other..............................          829       37     4.46%       740       17    2.30%         8       19    2.31%
                                            --------- --------           --------- -------          ---------- --------
       Total earning assets.......           231,565   15,692     6.78%   168,474   11,013    6.54%   143,345   10,486    7.32%
                                            --------- --------           --------- -------          ---------- --------

   Cash and due from banks.............        8,380                        5,498                       5,357
   Premises and equipment..............        8,478                        8,382                       8,113
   Other assets........................        6,507                        5,442                       5,401
   Allowance for loan losses........          (2,017)                      (1,356)                     (1,177)
                                            ---------                    ---------                   ---------
     Total assets......................     $252,913                     $186,440                    $161,039
                                            =========                    =========                   =========

Liabilities
   Interest-bearing liabilities             $195,382  $ 5,543      2.84% $141,599   $ 3,198   2.26%  $125,232    3,177    2.54%
   Demand deposits (1).................       38,766                       27,957                      19,418
   Other liabilities...................        1,487                          681                         691
   Shareholders' equity................       17,278                       16,203                      15,698
                                            ---------                    ---------                   ---------
     Total liabilities and shareholders'
     equity............................     $252,913                     $186,440                    $161,039
                                            =========                    =========                   =========

   Net interest spread.................
                                                                  3.94%                       4.28%                       4.78%
   Net yield on interest-earning assets              $ 10,149     4.38%             $ 7,815   4.64%             $7,309    5.10%
                                                     ========                       =======                     ======

____________________
(1)      All loans and deposits were made to borrowers in the United States.  The Company had no significant nonaccrual loans during the periods presented.  Loans include held for sale loans.
(2)      Includes loan fees of $755, $891, and $1,652, respectively.

Analysis of Changes in Net Interest Income. The following table presents the consolidated dollar amount of changes in interest income and interest expense attributable to changes in volume and to changes in rate. The combined effect in both volume and rate which cannot be separately identified has been allocated proportionately to the change due to volume and due to rate.

                                    Analysis of Changes in Consolidated Net Interest Income

                                           Year Ended December 31,         Year Ended December 31,
                                       -------------------------------- ------------------------------
                                              2005 versus 2004                2004 versus 2003
                                         Increase (decrease) due to      Increase (decrease) due to
                                       -------------------------------- ------------------------------
                                           Volume     Rate       Net       Volume     Rate      Net
                                           ------     ----       ---       ------     ----      ---
                                                           (Dollars in thousands)
Earning Assets
   Loans...........................        $ 3,557    $ 397     $3,954    $ 2,369    $(1,882)   $487
   Securities......................            205      151        356        (12)        61      49
   Federal funds sold .............            247      102        349        (18)        11      (7)
   Other short-term investments....              2       18         20         (2)         -      (2)
                                           --------   ------    -------   --------   --------   ------
      Total interest income........          4,011      668      4,679      2,337     (1,810)    527
                                           --------   ------    -------   --------   --------   ------

Interest-Bearing Liabilities
   Interest-bearing transaction
      accounts.....................             56      223        279          6        (25)      (19)
   Money market accounts...........            155      175        330         36         82       118
   Savings deposits................             36       88        124         11         10        21
   Time deposits...................            680      585      1,265        (78)      (283)     (361)
   Borrowed funds..................             35      312        347        522       (260)      262
                                           --------  -------    -------   --------   --------   ------
      Total interest expense.......            962    1,383      2,345        497       (476)       21
                                           --------  -------    -------   --------   --------   ------
   Net interest income.............         $3,049   $ (715)    $2,334    $ 1,840    $(1,334)    $ 506
                                           ========  =======    =======   ========   ========   ======

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. A monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. The Company also performs asset/liability modeling to assess the impact varying interest rates and balance sheet mix assumptions will have on net interest income. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. The Company evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest rate sensitivity risk.

The following tables illustrate the Company’s consolidated interest rate sensitivity and consolidated cumulative gap position at December 31, 2003, 2004, and 2005.

                                                                     December 31, 2003
                                             --------------------------------------------------------------------
                                                             After Three     Within        Greater
                                                   Within      Through       Within         Than
                                                   Three        Twelve        One       One Year or
                                                   Months       Months        Year     Nonsensitive    Total
                                                   ------       ------        ----     ------------    -----
                                                                   (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................         $ 36,277    $  25,077     $ 61,354      $ 53,888     $115,242
      Securities (2).....................            9,833          323       10,156        21,140       31,296
      Funds sold and other...............              518          301          819             -          819
                                                  ---------   ----------    ---------     ---------    ----------
        Total earning assets.............           46,628       25,701       72,329        75,028      147,357
                                                  ---------   ----------    ---------     ---------    ----------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
          NOW accounts (1)...............         $      -    $  17,340     $ 17,340       $     -     $ 17,340
          Money market accounts..........           18,103            -       18,103             -       18,103
          Savings deposits (1) ..........                -        3,457        3,457             -        3,457
          Time deposits..................           14,744       21,538       36,282        26,521       62,803
                                                  ---------   ----------    ---------     ---------    ----------
         Total interest-bearing deposits.           32,847       42,335       75,182        26,521      101,703

   Borrowed funds........................            3,954        3,903        7,857        12,129       19,986
                                                  ---------   ----------    ---------     ---------    ----------
   Total interest-bearing liabilities               36,801       46,238       83,039        38,650      121,689
                                                  ---------   ----------    ---------     ---------    ----------
   Interest-sensitivity gap per period...         $  9,827    $ (20,537)    $(10,710)      $36,378     $ 25,668
                                                  =========   ==========    =========     =========    ==========
   Cumulative gap at December 31, 2003            $  9,827    $ (10,710)    $(10,710)      $25,668     $ 25,668
                                                  =========   ==========    =========     =========    ==========
   Ratio of cumulative gap to total
      earning assets at  December 31, 2003           6.67%       (7.27%)      (7.27%)       17.42%

                                                                    December 31, 2004
                                           --------------------------------------------------------------------
                                                              After Three                 Greater
                                                   Within      Through       Within        Than
                                                    Three       Twelve        One       One Year or
                                                   Months       Months        Year     Nonsensitive    Total
                                                   ------       ------        ----     ------------    -----
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................         $ 69,419    $  23,899     $ 93,318      $ 71,056   $ 164,374
      Securities (2).....................            6,042        3,968       10,010        18,362      28,372
      Funds sold and other...............            1,267          302        1,569           -         1,569
                                                  ---------   ----------    ---------     ---------  ----------
        Total earning assets.............           76,728       28,169      104,897        89,418     194,315
                                                  ---------   ----------    ---------     ---------  ----------

Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................          $     -    $  26,100     $ 26,100        $    -    $ 26,100
      Money market accounts..............           28,757            -       28,757             -      28,757
      Savings deposits (1) ..............                -        7,129        7,129             -       7,129
      Time deposits......................           14,082       24,790       38,872        25,607      64,479
                                                  ---------   ----------    ---------     ---------  ----------
         Total interest-bearing deposits.           42,839       58,019      100,858        25,607     126,465
   Borrowed funds........................            6,355        5,213       11,568        19,283      30,851
                                                  ---------   ----------    ---------     ---------  ----------
   Total interest-bearing liabilities               49,194       63,232      112,426        44,890     157,316
                                                  ---------   ----------    ---------     ---------  ----------
   Interest-sensitivity gap per period...         $ 27,534    $ (35,063)    $ (7,529)      $44,528    $ 36,999
                                                  =========   ==========    =========     =========  ==========
   Cumulative gap at December 31, 2004...         $ 27,534    $  (7,529)    $ (7,529)      $36,999    $ 36,999
                                                  =========   ==========    =========     =========  ==========
   Ratio of cumulative gap to total earning
      assets at December 31, 2004 .......           14.17%       (3.87%)      (3.87%)       19.04%

                                                                    December 31, 2005
                                           --------------------------------------------------------------------
                                                              After Three                 Greater
                                                   Within      Through       Within        Than
                                                    Three       Twelve        One       One Year or
                                                   Months       Months        Year     Nonsensitive    Total
                                                   ------       ------        ----     ------------    -----
                                                                  (Dollars in thousands)
Assets
   Earning Assets:
      Loans..............................         $ 81,679     $ 29,211     $110,890     $  89,419    $200,309
      Securities (2).....................            9,110        5,650       14,760        35,750      50,510
      Funds sold and other...............           16,639          105       16,744             -      16,744
                                                  ---------   ----------    ---------     ---------  ----------
        Total earning assets.............          107,428       34,966      142,394       125,169     267,563
                                                  ---------   ----------    ---------     ---------  ----------
Liabilities
   Interest-bearing liabilities:
   Interest-bearing deposits:
      NOW accounts (1)...................          $     -     $ 29,160     $ 29,160      $      -    $ 29,160
      Money market accounts..............           33,122            -       33,122             -      33,122
      Savings deposits (1) ..............                -       17,786       17,786             -      17,786
      Time deposits......................           11,832       74,169       86,001        26,295     112,296
                                                  ---------   ----------    ---------     ---------  ----------
         Total interest-bearing deposits.           44,954      121,115      166,069        26,295     192,364

   Borrowed funds........................                -        3,999        3,999        21,466      25,465
                                                  ---------   ----------    ---------     ---------  ----------
   Total interest-bearing liabilities               44,954      125,114      170,068        47,761     217,829
                                                  ---------   ----------    ---------     ---------  ----------
   Interest-sensitivity gap per period...          $62,474    $ (90,148)    $(27,674)     $ 77,408   $  49,734
                                                  =========   ==========    =========     =========  ==========
   Cumulative gap at December 31, 2005...          $62,474    $ (27,674)    $(27,674)     $ 49,734   $  49,734
                                                  =========   ==========    =========     =========  ==========
   Ratio of cumulative gap to total earning
      assets at December 31, 2005 .......            23.3%       (10.3%)      (10.3%)        18.6%

______________

(1)  NOW and savings accounts are subject to immediate withdrawal and repricing.  These deposits do not tend to immediately react to changes in interest rates and the Company believes these deposits are a stable and predictable funding source.  Therefore, these deposits are included in the repricing period that management believes most closely matches the periods in which they are likely to reprice rather than the period in which the funds can be withdrawn contractually.
(2)  Securities include mortgage backed and other installment paying obligations based upon stated maturity dates.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally from decreasing market rates of interest when it is liability sensitive. The Company currently is liability sensitive within the one-year time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability sensitive-position within one year would not be as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income is also affected by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem loans. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may not prove to be accurate, particularly given the Company's short operating history and rapid growth. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

Additions to the allowance for loan losses, which are reported as the provision for loan losses on the Company's consolidated statements of income, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The allowance consists of two components: allocated and unallocated. The allocated portion of the allowance is based upon specific allocations to specific loans, including impaired loans, and upon historical loan loss experience of the bank and its peer group ratios. Because the subsidiary bank was recently formed and has not yet established a reliable long term loss experience, management has elected to consider the loss experience of the bank's peer groups in determining an appropriate allowance based upon internal loan grades.

In August 2005, the bank's service area was impacted by Hurricane Katrina. In a significant portion of the service area, the damage can best be described as moderate; however, in our Pascagoula, Mississippi, branch location, the damage can be described as severe. The impact of damage caused by Hurricane Katrina on the quality of the bank's loan portfolio and the related loan loss exposure is extremely difficult to estimate and the situation has created an uncertainty in this regard. The uncertainty arises out of a number of circumstances over which the bank has no control and, at present, an inability to reasonably estimate an effect. The more significant uncertainties are: possible damage to or destruction of assets providing collateral to loans; continuing unresolved issues with insurance companies claiming no liability for damage to insured properties because of flooding, which is not covered under conventional residential and building policies; unknown number of business and individual bank borrowers impacted by business interruptions and related unemployment; and the unknown number of business borrowers that have lost, at least temporarily, a majority of their customer base. In addition, government officials and banking regulators have requested the Bank to extend or renew loans directly impacted by the Hurricane that might have otherwise been considered past due. As a result of this matter, the bank has increased its allowance for loan losses over that which would have resulted from utilization of its historical methodology by $300,000. The ultimate resolution of this matter may have a significant impact on the financial statements of the period in which the matters are resolved, however, as of June 30, 2006, no loss or increased delinquency can be attributed to loans affected by Hurricane Katrina.

The unallocated component reflects management's estimate of the probable inherent but undetected losses within the portfolio due to uncertainties about economic conditions, changes in collateral values and borrower financial condition, as well as other risk factors that have not yet manifested themselves. The unallocated component is based upon the level of the allowance of the bank's peer groups.

The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the allowance during a given period, and current and anticipated economic conditions.

At December 31, 2005 the consolidated allowance for loan losses amounted to $2,367,000, or 1.18% of outstanding loans. At December 31, 2004 and 2003, the allowance for loan losses amounted to $1,659,000 and $1,166,000, respectively which was 1.01% and 1.01% of outstanding loans at December 31, 2004 and 2003. The Company's provision for loan losses was $921,000 for the year ended December 31, 2005, compared to $672,000 and $468,000 for the years ended December 31, 2004 and 2003, respectively. In each year, the provision was made based on management's assessment of general loan loss risk and asset quality.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis generally using the fair value of the collateral if the loan is collateral dependent. At December 31, 2005 and 2004, loans considered impaired were the same as nonaccrual loans as described in the following paragraph.

The Company discontinues accrual of interest on loans when management believes, after considering economic and business conditions and collection efforts, that a borrower's financial condition is such that the collection of interest is doubtful. Generally, the Company will place a delinquent loan in nonaccrual status when the loan becomes 90 days or more past due. At the time a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. The Company had nonaccrual loans of $283,000 and $361,000 and no restructured or other nonperforming loans at December 31, 2005 and 2004, respectively. At December 31, 2005 the Company had loans in the principal amount of $1,046,000 delinquent 30 to 89 days, and loans of approximately $331,000 that were delinquent 90 days or more and still accruing. At December 31, 2004, the Company had loans in the principal amount of $1,096,000 delinquent by 30 to 89 days, and loans of approximately $299,000 that were delinquent by 90 days and still accruing.

A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in nonperforming assets categories. The level of potential problem loans is one factor used in the determination of the adequacy of the allowance for loan losses. At December 31, 2005 and December 31, 2004, the subsidiary bank had potential problem loans of $3,592,717 and $1,456,261, respectively.

                                                                 Consolidated Allowance For Loan Losses

                                                                       Years Ended December 31,
                                                         2005          2004        2003         2002      2001
                                                         ----          ----        ----         ----      ----
                                                                       (Dollars in thousands)

Average loans outstanding........................        $189,187      $140,052     $112,468  $103,069   $89,762
                                                        =========     =========    ========= =========  ========
Loans outstanding at period end..................        $200,310      $164,374     $115,242  $107,662   $94,291
                                                        =========     =========    ========= =========  ========
Total nonperforming loans........................             283           361          197       274       175
                                                        =========     =========    ========= =========  ========
Beginning balance of allowance...................           1,659         1,166        1,228     1,060       978
Loans charged-off................................           (303)         (291)        (603)     (243)     (277)
                                                        ---------     ---------    --------- ---------  --------
Total loans charged-off..........................           (303)         (291)        (603)     (243)     (277)
                                                        ---------     ---------    --------- ---------  --------
Total recoveries.................................              90           112           73        42        17
                                                        ---------     ---------    --------- ---------  --------
Net loans charged-off............................           (213)         (179)        (530)     (201)     (260)
Provision for loan losses........................             921           672          468       369       342
                                                        ---------     ---------    --------- ---------  --------
BALANCE AT PERIOD END............................         $ 2,367       $ 1,659      $ 1,166   $ 1,228   $ 1,060
                                                        =========     =========    ========= =========  ========
Net charge-offs to average loans.................            .11%          .13%         .47%      .20%      .30%
Allowance as percent of total loans..............           1.18%         1.01%        1.01%     1.14%     1.12%
Nonperforming loans as a percentage of total loans           .14%          .22%         .17%      .25%      .19%
Allowance as a multiple of nonperforming loans...            8.4X          4.6X         5.9X      4.8X      6.1X

At December 31, 2005, the components of the allowance for loan losses consisted of the following:

                                                                    Allowance
                                                                  (In thousands)
Allocated:
    Impaired loans                                                $        90
    Graded loans                                                        1,774

Unallocated                                                               503
                                                                  -----------
                                                                  $     2,367
                                                                  ===========

Graded loans are those loans or pools of loans assigned a grade by internal loan review.

Noninterest Income and Expense

Noninterest Income. The Company’s primary source of noninterest income is service charges on deposit accounts. Other sources of noninterest income include bankcard fees, commissions on check sales, safe deposit box rent, wire transfer fees, official check fees and bank owned life insurance income.

Noninterest income decreased by $281,000 or 14.3% from $1,963,000 for the year ended December 31, 2004, to $1,682,000 for the year ended December 31, 2005. The activity fees were $1,130,000 for 2005 compared to $1,413,000 for 2004.

Noninterest expense increased from $7.2 million for the year ended December 31, 2004 to $8.1 million for the year ended December 31, 2005. The Company experienced increases in most expense categories, which reflects the continued growth of the Company. The largest increase was in salary and employee benefits, which increased by $731,000 in 2005 as compared to 2004. This increase included normal merit increases in salaries as well as the employment of additional employees throughout 2005.

         The following table sets forth the primary components of noninterest expense for the periods indicated:

Noninterest Expense

                                                                             Years ended December 31,
                                                                         --------------------------------
                                                                            2005       2004       2003
                                                                            ----       ----       ----
                                                                                   (In thousands)

Salaries and employee benefits....................................          $4,816     $4,085     $3,954
Occupancy.........................................................             585        531        727
Equipment.........................................................             768        690        543
Marketing and public relations....................................             207        176        184
Data processing...................................................             150        153        140
Supplies and printing.............................................             194        170        170
Telephone.........................................................              66         73         84
Correspondent services............................................              72        115        117
Deposit and other insurance.......................................             149        161        125
Professional and consulting fees..................................             287        298        363
Postage...........................................................             108        102         97
ATM fees..........................................................              77        109         93
Other.............................................................             659        565        537
                                                                            ------     ------     ------
     Total........................................................          $8,138     $7,228     $7,134
                                                                            ======     ======     ======

Income Tax Expense

Income tax expense consists of two components. The first is the current tax expense which represents the expected income tax to be paid to taxing authorities. The Company also recognizes deferred tax for future deductible amounts resulting from differences in the financial statement and tax bases of assets and liabilities.

Analysis of Financial Condition

Earning Assets

Loans.     Loans typically provide higher yields than the other types of earning assets, and thus one of the Company’s goals is for loans to be the largest category of the Company’s earning assets. At December 31, 2005 and 2004, respectively, loans accounted for 75% and 85% of earning assets. Management attempts to control and counterbalance the inherent credit and liquidity risks associated with the higher loan yields without sacrificing asset quality to achieve its asset mix goals. Loans averaged $189.2 million during 2005, as compared to $140.1 million during 2004, and $112.5 million during 2003, reflecting the substantial growth of the Company during the period.

         The following table shows the composition of the loan portfolio by category:

                                                                         Composition of Loan Portfolio

                                                                                 December 31,
                                                   -------------------------------------------------------------------------
                                                            2005                      2004                      2003
                                                   ------------------------  -------------------------  ----------------------
                                                                   Percent                   Percent                  Percent
                                                     Amount       of Total     Amount        of Total   Amount        of Total
                                                     ------       --------     ------        --------   ------        --------
                                                                            (Dollars in thousands)

  Mortgage loans held for sale....................    $ 3,319         1.7%      $ 3,073          1.9%   $ 1,562        1.4%
  Commercial, financial and agricultural .........     30,576        15.3%       23,248         14.2%    23,645       20.5%
  Real Estate:
     Mortgage-commercial..........................     48,335        24.1%       36,695         22.3%    30,715       26.7%
     Mortgage-residential.........................     68,148        34.0%       61,869         37.6%    41,807       36.3%
     Construction.................................     37,660        18.8%       28,842         17.5%     8,431        7.3%
  Consumer and other..............................     12,271         6.1%       10,648          6.5%     9,082        7.8%
                                                     --------      -------     --------       -------  --------     -------
  Total loans.....................................    200,309       100.0%      164,375        100.0%   115,242      100.0%
                                                                   =======                    =======               =======
  Allowance for loan losses.......................     (2,367)                   (1,659)                 (1,166)
                                                     --------                  --------                --------
  Net loans.......................................   $197,942                  $162,716                $114,076
                                                     ========                  ========                ========

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. The Company follows the common practice of financial institutions in the Company’s market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. Generally, the Company limits its loan-to-value ratio to 80%. Due to the short term the loan portfolio has existed, the current portfolio may not be indicative of the ongoing portfolio mix. Management attempts to maintain a conservative philosophy regarding its underwriting guidelines and believes it will reduce the risk elements of its loan portfolio through strategies that diversify the lending mix.

Loans held for sale consist of mortgage loans originated by the bank and sold into the secondary market. Commitments to sell the loans are obtained upon origination.

The following table sets forth the Company’s commercial and construction real estate loans maturing within specified intervals at December 31, 2005.

                     Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                   December 31, 2005
                                             --------------------------------------------------------------
                                                                Over One Year
                                                One Year           Through         Over Five
                   Type                          or Less          Five Years         Years           Total
 ------------------------------------------     ---------       --------------     ----------        ------
                                                                 (Dollars in thousands)

Commercial, financial and agricultural..          $15,781         $12,069           $2,726          $ 30,576
Real estate - construction..............           37,660               -                -            37,660
                                                 --------         --------          -------         ---------
                                                  $53,441         $12,069           $2,726          $ 68,236
                                                 ========         ========          =======         =========
Loans maturing after one year with:
Fixed interest rates..........................................................                      $  8,732
Floating interest rates.......................................................                         6,063
                                                                                                    --------
                                                                                                    $ 14,795
                                                                                                    ========

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total securities averaged $31.0 million in 2005, as compared to $24.7 million in 2004 and $25.1 million in 2003. This represents 13.4%, 14.7%, and 17.5% of the average earning assets for the years ended December 31, 2005, 2004, and 2003, respectively. At December 31, 2005, investment securities were $50.7 million and represented 18.9% of earning assets. The Company attempts to maintain a portfolio of high quality, highly liquid investments with returns competitive with short term U.S. Treasury or agency obligations. This objective is particularly important as the Company continues to grow its loan portfolio. The Company primarily invests in securities of U.S. Government agencies, municipals, and corporate obligations with maturities up to five years.

The following table summarizes the book value of securities for the dates indicated.

                                                             Securities Portfolio

                                                                December 31,
                                                   ----------------------------------------
                                                       2005          2004         2003
                                                       ----          ----         ----
                                                               (In thousands)
Available-for-sale
    U.S. Government agencies..................         $39,904        $16,565     $18,297
    States and municipal subdivisions.........           5,879          7,280       4,893
    Corporate obligations.....................           2,760          2,506       3,608
      Mutual finds ...........................               -              -       2,980
                                                      --------        -------    ---------
     Total available-for-sale.................          48,543         26,351      29,778
                                                      --------        -------    ---------
Held-to-maturity
    U.S. Government agencies..................              14             14          15
                                                      --------        -------    ---------
Total.........................................         $48,557        $26,365     $29,793
                                                      ========        =======    =========

         The following table shows, at carrying value, the scheduled maturities and average yields of securities held at
December 31, 2005.

                                  Investment Securities Maturity Distribution and Yields (1)

                                                                   December 31, 2005
                                   -----------------------------------------------------------------------------------
                                                           After One But        After Five But
                                      Within One Year    Within Five Years     Within Ten Years    After Ten Years
                                   -------------------   -------------------   -----------------   -------------------
                                     Amount     Yield     Amount      Yield     Amount    Yield    Amount      Yield
                                   ---------  --------   ---------  --------   --------  -------   --------  ---------
                                                                                                                                                                                                             ( Dollars InThousands)
Held-to-maturity:
   U.S. Government agencies (2).     $     -         -    $      -        -     $     -        -   $      -         -
                                    ========             =========             ========            ========
Available-for-sale:
  U.S. Government agencies (3)..     $10,206     3.77%    $ 18,549    4.75%     $ 3,041     5.0%          -         -
  States and municipal
    subdivisions................       1,290     2.84%       3,047    3.19%         495    4.84%      1,047     5.98%
  Corporate obligations.........           -         -           -        -           -        -      2,760     5.64%
                                    --------             ---------             --------            --------
Total investment securities
available-for-Sale..............     $11,496              $ 21,596              $ 3,536             $ 3,807
                                    ========             =========             ========            ========

---------------------------------------------------------------------------------------------------------------------
____________________
(1)  Investments with a call feature are shown as of the contractual maturity date.
(2)  Excludes mortgage-backed securities with a yield of 5.4%.
(3)  Excludes mortgage-backed securities totaling $8.1 million with a yield of 4.58%.

Short-Term Investments. Short-term investments, consisting of Federal Funds sold, averaged $10.6 million in 2005, $2.9 million in 2004, and $4.9 million in 2003. At December 31, 2005, and December 31, 2004, short-term investments totaled $15,785,000 and $919,000, respectively. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Deposits

Deposits.     Average interest-bearing deposits increased $52.7 million or 49.4% in 2004. Average total deposits increased $63.6 million, or 47.2% in 2005. At December 31, 2005, total deposits were $241.9 million, compared to $156.8 million a year earlier, an increase of 54.3%.

The following table sets forth the deposits of the Company by category for the periods indicated.

                                                                     Deposits

                                                                    December 31,
                                      ----------------------------------------------------------------------
                                               2005                    2004                    2003
                                      -----------------------   --------------------   ---------------------
                                       Amount   Percent of      Amount    Percent of    Amount    Percent of
                                                  Deposits                Deposits                Deposits
                                      --------  -------------   -------   ----------   ---------  -----------
                                                             (Dollars in thousands)

Noninterest-bearing accounts.......   $49,585       20.5%      $ 30,365        19.4%   $ 19,995        16.4%
NOW accounts.......................    29,160        12.0        26,100         16.6     17,340         14.3
Money market accounts..............    33,122        13.7        28,757         18.3     18,103         14.9
Savings accounts...................    17,786         7.4         7,129          4.6      3,457          2.8
Time deposits less than $100,000...    61,907        25.6        34,710         22.1     35,245         29.0
Time deposits of $100,000 or over.     50,389        20.8        29,769         19.0     27,558         22.6
                                     --------  -------------   --------     ---------  ---------   ----------
   Total deposits..................  $241,949      100.0%      $156,830       100.0%   $121,698       100.0%
                                     ========  =============   ========     =========  =========   ==========

The Company’s loan-to-deposit ratio was 81.4% at December 31, 2005, 102.9% at December 31, 2004, and 93.4% at December 31, 2003. The loan-to-deposit ratio averaged 92.0% during 2005. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $191.6 million at December 31, 2005, $127.1 million at December 31, 2004, and $94.1 million at December 31, 2003. Management anticipates that a stable base of deposits will be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future. The Company has purchased brokered deposits from time to time to help fund loan growth. Brokered deposits and jumbo certificates of deposit generally carry a higher interest rate than traditional core deposits. Further, brokered deposit customers typically do not have loan or other relationships with the Company. The Company has adopted a policy not to permit brokered deposits to represent more than 10% of all of the Company’s deposits.

The maturity distribution of the Company’s certificates of deposit of $100,000 or more at December 31, 2005, is shown in the following table. The Company did not have any other time deposits of $100,000 or more.

                                                 Maturities of Certificates of Deposit
                                                         of $100,000 or More

                                                       After Three
                                       Within Three      Through      After Twelve
                                          Months      Twelve Months      Months          Total
                                       ------------   -------------   -------------   -----------
                                                             (In thousands)

December 31, 2005...................      $5,790         $30,597         $14,002       $50,389

Borrowed Funds

Borrowed funds consist primarily of advances from the Federal Home Loan Bank of Dallas and federal funds purchased. At December 31, 2005, advances from the FHLB totaled $25.5 million compared to $30.6 million at December 31, 2004. The advances are collateralized by a blanket lien on the first mortgage loans in the amount of the outstanding borrowings, FHLB capital stock, and amounts on deposit with the FHLB. No federal funds purchased were outstanding at December 31, 2005 or December 31, 2004.

Subordinated Debentures

In 2002, the Company issued subordinated debentures of $7,217,000 to The First Bancshares Statutory Trust I (the Trust). The Company is the sole owner of the equity of the Trust. The Trust issued $7,000,000 of preferred securities to investors. The Company makes interest payments and will make principal payments on the debentures to the Trust. These payments will be the source of funds used to retire the preferred securities, which are redeemable at any time beginning in 2007 and mature in 2032. The Company entered into this arrangement to provide funding for expected growth.

Capital

Total shareholders’ equity as of December 31, 2005, was $18.5 million, an increase of $1.8 million or approximately 10.4%, compared with shareholders’ equity of $16.7 million as of December 31, 2004.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. An institution’s total risk-based capital for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The risk-based regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%. All but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. The Company and the subsidiary bank exceeded their minimum regulatory capital ratios as of December 31, 2005 and 2004.

                                                     Analysis of Capital

                           Regulatory Minimums
                       ---------------------------
                        Adequately       Well              The Company                 The First
Capital Ratios          Capitalized  Capitalized           December 31,               December 31,
--------------         ------------  -------------    -----------------------     ----------------------
                                                         2005         2004         2005         2004
                                                         ----         ----         ----         ----
  Leverage..............     4.0%         5.0%           8.0%         10.8%        7.8%          8.7%
  Risk-based capital:
       Tier 1...........     4.0%         6.0%          12.0%         13.7%       10.8%         11.3%
       Total............     8.0%        10.0%          12.4%         14.6%       11.9%         12.3%

Ratios

                                                               2005              2004              2003

         Return on assets (net income divided by
           average total assets)                               .75%              .67%               .63%

         Return on equity (net income divided by
           average equity)                                    11.0%              7.7%               6.4%

         Dividend payout ratio (dividends per share divided
           by net income per share                            12.3%             14.2%              11.6%

         Equity to asset ratio (average equity divided by
           average total assets)                               6.8%              8.7%               9.7%

Liquidity Management

Liquidity management involves monitoring the Company’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control. Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. Liability liquidity is provided by access to core funding sources, principally the ability to generate customer deposits in the Company’s market area.

The Company’s Federal Funds sold position, which is typically its primary source of liquidity, averaged $10.6 million during the year ended December 31, 2005 and totaled $15,785,000 at December 31, 2005. Also, the Company has available advances from the Federal Home Loan Bank. Advances available are generally based upon the amount of qualified first mortgage loans which can be used for collateral. At December 31, 2005, advances available totaled approximately $70.7 million of which $25.5 million had been drawn.

During 2002, the Company obtained $7,000,000 through the issuance of subordinated debentures to a wholly-owned statutory trust, The First Bancshares Statutory Trust I. The Trust issued floating rate preferred securities into the market. The preferred securities are redeemable at any time beginning in 2007 and have a stated maturity of 2032. Payments of the preferred securities are dependent upon the Company’s ability to make principal and interest payments due on the debentures.

Management regularly reviews the liquidity position of the Company and has implemented internal policies which establish guidelines for sources of asset-based liquidity and limit the total amount of purchased funds used to support the balance sheet and funding from non-core sources.

Accounting Matters

Information on new accounting matters is set forth in Footnote B to the Consolidated Financial Statements included at Item 8 in this report. This information is incorporated herein by reference.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

QUARTERLY AND YEAR-TO-DATE ANALYSIS

The First reported total assets of $327.8 million at June 30, 2006, compared to $292.8 million at December 31, 2005. Loans increased $40.3 million, or 20.1%, during the first six months of 2006. Deposits at June 30, 2006, totaled $269.6 million compared to $243.8 million at December 31, 2005. For the six month period ended June 30, 2006, The First reported net income of $1.77 million compared to $998 thousand for the six months ended June 30, 2005.

NONPERFORMING ASSETS AND RISK ELEMENTS. Diversification within the loan portfolio is an important means of reducing inherent lending risks. At June 30, 2006, The First had no concentrations of ten percent or more of total loans in any single industry nor any geographical area outside their immediate market areas.

At June 30, 2006, The First had loans past due as follows:

                                                                                           ($ In Thousands)

Past due 30 through 89 days                                                                $          2,270
Past due 90 days or more and still accruing                                                             296

The accrual of interest is discontinued on loans which become ninety days past due (principal and/or interest), unless the loans are adequately secured and in the process of collection. Nonaccrual loans totaled $54,000 at June 30, 2006. Any other real estate owned is carried at fair value, determined by an appraisal. Other real estate owned totaled $269,000 at June 30, 2006. A loan is classified as a restructured loan when the interest rate is materially reduced or the term is extended beyond the original maturity date because of the inability of the borrower to service the debt under the original terms. The First had no restructured loans at June 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is considered adequate with cash and cash equivalents of $14.1 million as of June 30, 2006. In addition, loans and investment securities repricing or maturing within one year or less exceeded $143.6 million at June 30, 2006. Approximately $46.0 million in loan commitments are expected to be funded within the next six months and other commitments, primarily standby letters of credit, totaled $1.4 million at June 30, 2006.

There are no known trends or any known commitments of uncertainties that will result in The First’s liquidity increasing or decreasing in a material way. In addition, The First is not aware of any recommendations by any regulatory authorities which would have a material effect on its liquidity, capital resources or results of operations.

Total consolidated equity capital at June 30, 2006, is $19.5 million, or approximately 5.9% of total assets. The First currently has adequate capital positions to meet the minimum capital requirements for all regulatory agencies. The capital ratios as of June 30, 2006, are as follows:

                               Tier 1 leverage                                                 8.45%
                               Tier 1 risk-based                                              10.87%
                               Total risk-based                                               13.69%

On March 26, 2002, The First Bancshares Statutory Trust 1 (the Trust), a wholly-owned subsidiary trust of the Company, issued $7,000,000 of redeemable cumulative trust preferred securities. The Trust used the funds to acquire floating rate subordinated debentures from the Company. The debentures bear an interest rate of the 3-month LIBOR plus 3.60%. The debentures have a maturity of 30 years but are callable 5 years after issuance. On June 30, 2006, The First Bancshares Statutory Trust 2 (the Trust 2), a wholly-owned subsidiary trust of the Company, issued $4,000,000 of redeemable cumulative trust preferred securities. The Trust 2 used the funds to acquire floating rate subordinated debentures from the Company. The debentures bear an interest rate of the 3-month LIBOR plus 1.65%. The debentures have a maturity of 30 years but are callable 5 years after issuance. Presently, the trust preferred securities qualify as Tier 1 capital up to 25% of other components of Tier 1 capital. The Federal Reserve Board has issued a proposed rule that would retain trust preferred securities in Tier 1 capital but with stricter quantitative limits and clearer qualitative standards. In accordance with FIN 46, “Consolidation of Variable Interest Entities” the statutory trust is not included in the consolidated financial statements. Instead the subordinated debentures due to the statutory trust are included in the consolidated liabilities of the Company.

RESULTS OF OPERATIONS — QUARTERLY

The Company had a consolidated net income of $988,000 for the three months ending June 30, 2006, compared with consolidated net income of $494,000 for the same period last year.

Net interest income increased to $3,534,000 from $2,444,000 for the three months ending June 30, 2006, or an increase of 44.6% as compared to the same period in 2005. Earning assets through June 30, 2006, increased $15.8 million and interest-bearing liabilities also increased $19.1 million when compared to March 31, 2006, reflecting increases of 5.5% and 8.1%, respectively.

Noninterest income for the three months ending June 30, 2006, was $676,000 compared to $433,000 for the same period in 2005, reflecting an increase of $243 or 56.1%. For the three months ending June 30, 2006, the Company reported a gain of $224,000 related to the sale of property. Included in noninterest income is service charges on deposit accounts, which for the three months ended June 30, 2006, totaled $320,000, compared to $351,000 for the same period in 2005.

The provision for loan losses was $209,000 for the three months in 2006 compared with $233,000 for the same period in 2005.

Non interest expense increased by $762,000 or 40.1% for the three months ended June 30, 2006, when compared with the same period in 2005. The increase is primarily due to the continued growth and the related services being offered.

RESULTS OF OPERATIONS — YEAR TO DATE

The Company had a consolidated net income of $1,748,000 for the six months ending June 30, 2006, compared with consolidated net income of $859,000 for the same period last year.

Net interest income increased to $6,576,000 from $4,673,000 for the first six months ending June 30, 2006, or an increase of 40.7% as compared to the same period in 2005. Earning assets through June 30, 2006, increased $72.9 million and interest-bearing liabilities also increased $57.5 million when compared to June 30, 2005, reflecting increases of 31.4% and 29.4%, respectively.

Noninterest income for the six months ending June 30, 2006, was $1,123,000 compared to $892,000 for the same period in 2005, reflecting an increase of $231,000 or 25.9%. For the six months ending June 30, 2006, the company reported a gain of $224,000 related to the sale of property. Included in noninterest income is service charges on deposit accounts, which for the six months ended June 30, 2006, totaled $592,000, compared to $669,000 for the same period in 2005.

The provision for loan losses was $294,000 in the first six months of 2006 compared with $437,000 for the same period in 2005. The allowance for loan losses of $2.6 million at June 30, 2006 (approximately 1.09% of loans) is considered by management to be adequate to cover losses inherent in the loan portfolio. The level of this allowance is dependent upon a number of factors, including the total amount of past due loans, general economic conditions, and management’s assessment of potential losses. This evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Ultimately, losses may vary from current estimates and future additions to the allowance may be necessary. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required. Management evaluates the adequacy of the allowance for loan losses quarterly and makes provisions for loan losses based on this evaluation.

Noninterest expenses increased by $1,132,000 or 29.5% for the six months ended June 30, 2006, when compared with the same period in 2005. The increase is primarily due to the continued growth and the related services being offered.

BUSINESS

General

The First Bancshares, Inc. (the “Company”) was incorporated on June 23, 1995 to serve as a holding company for The First National Bank of South Mississippi (“The First”) located in Hattiesburg, Mississippi and The First National Bank of the Pine Belt (“Pine Belt”), located in Laurel, Mississippi (collectively, the “Banks”). The First began operations on August 5, 1996 from its main office in the Oak Grove community, which was on the outskirts of Hattiesburg but now is included in the city of Hattiesburg. Pine Belt began banking operations on January 19, 1999. In January, 2004, the two banks were consolidated to form one bank, The First, A National Banking Association. In addition to the main office in Hattiesburg and the branch in Laurel, The First also operates two other branches in Hattiesburg, one in Purvis, one in Picayune, and one in Pascagoula, Mississippi. The First recently received approval from the Office of the Comptroller of the Currency to open a branch in Bay St. Louis, MS. The Company and its subsidiary bank engage in a general commercial and retail banking business characterized by personalized service and local decision-making, emphasizing the banking needs of small to medium-sized businesses, professional concerns and individuals. The First is a wholly-owned subsidiary bank of the Company.

Location and Service Area

The First serves the cities of Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, and the surrounding areas of Lamar, Forrest, Jones, Pearl River, Jackson and Hancock Counties, Mississippi. The First has a main office located in the city of Hattiesburg, Mississippi, in Lamar County. The First has a branch office located on Highway 589 in the city of Purvis, Mississippi, also in Lamar County, a third office located at the intersection of Lincoln Road and South 28th Avenue in Hattiesburg, a fourth location at 3318 Hardy Street in Hattiesburg, a fifth location at Hwy 15 North in Laurel, a sixth location at Hwy 43 South in Picayune, a seventh location at Jackson Avenue in Pascagoula, Mississippi, and an eighth location at Highway 90 in Bay St. Louis, Mississippi.

The main office primarily serves the area in and around the northern portion of Lamar County. The Purvis office primarily serves the area in and around Purvis, Mississippi, which is in the east central part of Lamar County and is the county seat. Lamar County is located in the southeastern section of Mississippi. Hattiesburg, one of the largest cities in Mississippi, is located in Forrest and Lamar Counties. The Laurel office serves the city of Laurel and the surrounding area of Jones County, Mississippi. The Picayune office primarily serves the area in and around Picayune, Mississippi, including areas of north Hancock County and Pearl River, LA and Slidell, LA. Picayune is located in the southern part of Pearl River County. Pearl River County is located in the southern section of Mississippi. The Pascagoula office primarily serves the area in and around Pascagoula, Mississippi, including areas of Jackson County. Hattiesburg can be reached via U.S. Highways 98 and 49 and Interstate 59. Major employers located in the Lamar and Forrest County areas include Forrest General Hospital, the University of Southern Mississippi, Wesley Medical Center, Camp Shelby, the Hattiesburg Public Schools, the Hattiesburg Clinic, the City of Hattiesburg, and Marshall Durbin Poultry. The principal components of the economy of the Lamar and Forrest County areas include service industries, wholesale and retail trade, manufacturing, and transportation and public utilities. The Laurel branch is located at 1945 Highway 15 North, Laurel, MS, with the majority of its retail business coming from the local area and the remaining business coming from other areas of Jones County, as well as portions of Jasper County, Wayne County, Smith County, and Covington County. Major employers in the Jones County area include Howard Industries, Sanderson Farms, Inc., and South Central Regional Medical Center. Major employers in the Pearl River County area include Stennis Space Center, Chevron, Texaco, Arizona Chemical, American Crescent Elevator Co., City of Picayune, Crosby Memorial Hospital and the public schools. The principal components of the economy of the Pearl River County area include timer, service industries, wholesale and retail trade, manufacturing, and transportation and public utilities. Major employers in the Jackson County area include Northrop Grumman, Singing River Hospital, and Shell Oil Company. The Bay St. Louis office primarily serves the area in and around Bay St. Louis, MS, including Diamondhead and Kiln, also in Hancock County. Bay St. Louis can be reached via Highway 90. Major employers located in the area include Hollywood Casino, Hancock Medical Center, Stennis Space Center, GE Plastics, Dupont, Wellman, Calgon, City of Bay St. Louis, City of Waveland, Hancock County, and Hancock County School District. The principal components of the economy of the Hancock County area include tourism/gaming, manufacturing and shipping.

Banking Services

The Company strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, The First offers products such as mortgage loan originations. The following is a description of the products and services offered or planned to be offered by the Bank.

!        Deposit Services.  The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit.  The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered by other banks in the area.  In addition, the Bank offers certain retirement account services, such as
         Individual Retirement Accounts (IRAs).  All deposit accounts are insured by the Federal Deposit Insurance
         Corporation (the "FDIC") up to the maximum amount allowed by law.  The Bank solicits these accounts from individuals, businesses, associations and organizations, and governmental authorities.

!        Loan Products.  The Bank offers a full range of commercial and personal loans.  Commercial loans include both secured and unsecured loans for working capital (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery.  Consumer loans include equity lines of credit and secured and unsecured loans for financing automobiles, home improvements, education, and personal investments.  The Bank also makes real estate construction and acquisition loans.  The Bank's lending activities are subject to a variety of lending limits imposed by federal law.  While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower
         (including the borrower's relationship to the bank), in general the Bank is subject to a loans-to-one-borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus.  The Bank may not make any loans to any director,  executive officer, or 10% shareholder unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable to such a person than would be available to a person not affiliated with the
         Bank.

!        Mortgage Loan Divisions.  The Bank has mortgage loan divisions which originate loans to purchase existing or construct new homes and to refinance existing mortgages.

!        Other Services.  Other bank services include on-line Internet banking services, voice response telephone inquiry service, commercial sweep accounts, cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.  The Bank is associated with the
         Money Belt, Gulfnet, and Plus networks of automated teller machines that may be used by the Bank's customers throughout Mississippi and other regions.  The Banks also offer VISA and MasterCard credit card services through a correspondent bank.

Competition

The Bank generally competes with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Mississippi law permits statewide branching by banks and savings institutions, and many financial institutions in the state have branch networks. Consequently, commercial banking in Mississippi is highly competitive. Many large banking organizations currently operate in the Company’s market area, several of which are controlled by out-of-state ownership. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has been intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services.

The Company faces increased competition from both federally-chartered and state-chartered financial and thrift institutions, as well as credit unions, consumer finance companies, insurance companies, and other institutions in the Company’s market area. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Company. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Company and offer certain services such as trust banking that the Company does not currently provide. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of the Company that may provide these competitors with an advantage in geographic convenience that the Company does not have at present.

Currently there are numerous other commercial banks, savings institutions, and credit unions operating in The First’s primary service area.

Employees

As of June 30, 2006, the Company had 109 full-time employees and 15 part-time employees.

SUPERVISION AND REGULATION

The following summaries of statutes and regulations affecting banks do not purport to be complete and are qualified in their entirety by reference to the statutes and regulations described.

The Company and its bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) and following with Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

The Company

Because it owns the outstanding capital stock of the Bank, the Company is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 (the “BHCA”).

The BHCA. Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company’s and the Banks’ activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring “control” of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more but less than 25% of any class of voting securities and either the Company has registered securities under Section 12 of the Exchange Act (which the Company has done) or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenge of the rebuttable control presumption.

Under the BHCA, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve Board has imposed certain capital requirements on the Company under the BHCA, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “Capital Regulations.” Subject to its capital requirements and certain other restrictions, the Company may borrow money to make a capital contribution to the Banks, and such loans may be repaid from dividends paid from the Bank to the Company (although the ability of the Bank to pay dividends is subject to regulatory restrictions as described below in “The Bank — Dividends”). The Company is also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The Bank

The Bank operates as a national banking association incorporated under the laws of the United States and subject to examination by the Office of Comptroller of the Currency (“OCC”). Deposits in the Bank are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor virtually all areas of the Bank’s operations, including security devices and procedures, adequacy of capitalization and loan loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires the Bank to maintain certain capital ratios and imposes limitations on the Bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank is required by the OCC to prepare quarterly reports on their financial condition and to conduct an annual audit of their financial affairs in compliance with minimum standards and procedures prescribed by the OCC.

Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition, or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

National banks and their holding companies which have been chartered or registered or undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board, respectively, to be troubled institutions must give the OCC or the Federal Reserve Board, respectively, thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund (“BIF”) and Savings Association Insurance Fund (“SAIF”) are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system.

Transactions With Affiliates and Insiders. The Bank is subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans to, and certain other transactions with, affiliates, as well as on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank’s capital and surplus and, as to all affiliates combined, to 20% of the Bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements.

The Bank is also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in certain transactions with affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution, as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Dividends.     A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless the bank has transferred to surplus no less than one-tenth of its net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, under FDICIA, the banks may not pay a dividend if, after paying the dividend, the bank would be undercapitalized. See “Capital Regulations” below.

Branching.     National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Mississippi law, the Banks may open branches throughout Mississippi with the prior approval of the OCC. In addition, with prior regulatory approval, the Banks are able to acquire existing banking operations in Mississippi. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out of state acquisitions by bank holding companies (subject to veto by new state law), interstate branching by banks if allowed by state law, interstate merging by banks, and de novo branching by national banks if allowed by state law. See “Recent Legislative Developments.”

Community Reinvestment Act.    The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, the OCC, or the Office of Thrift Supervision shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

Other Regulations.    Interest and certain other charges collected or contracted for by the Banks are subject to state usury laws and certain federal laws concerning interest rates. The Bank’s loan operations are subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, concerning the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations.    The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under the guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

FDICIA established a capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 2005, the Company and The First, were qualified as “well capitalized.”

Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

These capital guidelines can affect the Company in several ways. If the Company continues to grow at a rapid pace, a premature “squeeze” on capital could occur making a capital infusion necessary. The requirements could impact the Company’s ability to pay dividends. The Company’s present capital levels are more than adequate; however, rapid growth, poor loan portfolio performance, or poor earnings performance could change the Company’s capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the Bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Enforcement Powers.    FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties” (primarily including management, employees, and agents of a financial institution, independent contractors such as attorneys and accountants, and others who participate in the conduct of the financial institution’s affairs). These practices can include the failure of an institution to timely file required reports; the filing of false or misleading information; or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies’ power to issue cease and desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications, or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Effect of Governmental Monetary Policies.    The earnings of the Bank are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments, and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Recent Legislative Developments.    On September 29, 1994, the federal government enacted the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”). This Act became effective on September 29, 1995 and permits eligible bank holding companies in any state, with regulatory approval, to acquire banking organizations in any other state. Since June 1, 1997, the Interstate Banking Act has allowed banks with different home states to merge, unless a particular state opts out of the statute. In addition, beginning June 1, 1997, the Interstate Banking Act has permitted national and state banks to establish de novo branches in another state if there is a law in that state which applies equally to all banks and expressly permits all out-of-state banks to establish de novo branches.

On November 12, 1999, President Clinton signed into law the Gramm- Leach-Bliley Act of 1999 (the “Financial Services Modernization Act”). The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms “engaged principally” in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person “primarily engaged” in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHCA framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. “Financial activities” is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

Generally, the Financial Services Modernization Act:

    •        Repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

    •        Provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

    •        Broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

    •        Provides an enhanced framework for protecting the privacy of consumer information;

    •        Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

    •        Modifies the laws governing the implementation of the Community Reinvestment Act ("CRA"); and

    •        Addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

In order for a bank holding company to take advantage of the ability to affiliate with other financial services providers, that company must become a “Financial Holding Company” as permitted under an amendment to the BHCA. To become a Financial Holding Company, the company would file a declaration with the Federal Reserve, electing to engage in activities permissible for Financial Holding Companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must also determine that each insured depository institution subsidiary of the Company has at least a “satisfactory” CRA rating.

The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation.

A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be “well-capitalized” and “well-managed.” The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank’s total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank’s assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

The Financial Services Modernization Act also includes a new section of the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in “activities as principal that would only be permissible” for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because Mississippi permits commercial banks chartered by the state to engage in any activity permissible for national banks, the state bank competitors of The First will be permitted to form subsidiaries to engage in the activities authorized by the Financial Services Modernization Act, to the same extent as The First. In order to form a financial subsidiary, a state bank must be well-capitalized, and the state bank would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks.

During January 2001, the Company made application and was approved by the Federal Reserve Bank to become a financial holding company; however, the Company has no current plans to pursue expanded activities under the Financial Services Modernization Act. The Company’s management has not determined at this time whether it will seek to form a financial subsidiary. The Company is examining its strategic business plan to determine whether, based on market conditions, the relative financial conditions of the Company and its subsidiaries, regulatory capital requirements, general economic conditions, and other factors, the Company desires to utilize any of its expanded powers provided in the Financial Services Modernization Act.

The Company and the Bank do not believe that the Financial Services Modernization Act will have a material adverse effect on operations in the near-term. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that the Company and the Bank face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than the Company and the Bank.

Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. This legislation represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity securities registered, or that file reports under, the Securities Exchange Act of 1934. In particular, the act establishes new requirements for audit committees, including independence, expertise and responsibilities; additional responsibilities regarding financial statements for the chief executive officer and chief financial officer of the reporting company and new requirements for them to certify the accuracy of periodic reports; new standards for auditors and regulation of audits; increased disclosure and reporting obligations for the reporting company and its directors and executive officers, including an accelerated time frame for reporting of insider transactions; and new and increased civil and criminal penalties for violations of the federal securities laws. The legislation also established a new accounting oversight board to enforce auditing standards and restrict the scope of services that accounting firms may provide to their public company audit clients.

We file reports with the Securities and Exchange Commission including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. the public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the report, proxy and information statements, and other information we file electronically. Our website address is www.thefirstbank,com. We make available free of charge through our website under the “SEC Filings” heading, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after this material is electronically filed with or furnished to the SEC. The information provided on our website is not part of this report, and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

MANAGEMENT

The Board of Directors

The Company’s Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The terms of the Class III, Class I, and Class II directors will expire at the Company’s 2007, 2008, and 2009 Annual Shareholders’ Meetings, respectively. Our directors and their classes are:

                Class I                                Class II                             Class III
---------------------------------------- ------------------------------------- -------------------------------------
            Perry E. Parker                        David E. Johnson                   David W. Bomboy, M.D.
             Ted E. Parker                       Charles R. Lightsey                     E. Ricky Gibson
           Dennis L. Pierce                      Andrew D. Stetelman                     Fred A. McMurry
         J. Douglas Seidenburg                     Ralph T. Simmons                  M. Ray (Hoppy) Cole, Jr.
              A. L. Smith                       Michael W. Chancellor                 Gerald Claiborne Patch
          Gregory H. Mitchell                                                         Peeler G. Lacey, M.D.

Executive Officers

Our board of directors has the power to appoint our officers. Each officer holds office for such term as may be prescribed by the board of directors and until such person’s successor is chosen and qualified or until such person’s death, resignation, or removal. The executive officers of the Company are David E. Johnson, Chief Executive Officer; M. Ray Cole, Jr., President, and Donna T. Lowery, Chief Financial Officer.

Information Regarding the Company’s Directors and Executive Officers

David E. Johnson, 52, is the Chief Executive Officer and Chairman of the Board of the Company. Mr. Johnson, a native of Laurel, Mississippi, received a B.S. degree in Agricultural Economics in 1975 and an M.B.A. degree, with emphasis in Finance, in 1977 from Mississippi State University. In 1990, he graduated from the University of Oklahoma Commercial Lending and Graduate School. Mr. Johnson has completed various OMEGA lending courses and has taught a course at the University of Mississippi School of Banking. From 1993 to 1994, he served as chairman of the Southern Mississippi Group of Robert Morris & Associates. From 1987 to 1995, Mr. Johnson was with Sunburst Bank, now merged with Union Planters National Bank, as senior lender for the Hattiesburg branch and later as senior lender and credit administrator for southern Mississippi. He was responsible for approving loans and maintaining the credit quality of a $250 million portfolio of consumer, mortgage, and commercial loans. Currently, he is a member of Parkway Heights United Methodist Church, the Hattiesburg Racquet Club, and a director of the Hattiesburg Rotary Club. He is a Director of the New Orleans Branch of the Atlanta Federal Reserve Bank, has served as a Director of the Area Development Partnership, and is on the Advisory Board for the Business School at the University of Southern Mississippi. He is a National Director of the Independent Community Bankers of America. Mr. Johnson has also headed the Lamar County Chamber of Commerce. Mr. Johnson was born in Laurel, Mississippi in 1953. Mr. Johnson has been a director of the Company since 1995 and is also a director of the bank.

Andrew D. Stetelman, 45, is the third generation of his family in London and Stetelman Realtors. He graduated from the University of Southern Mississippi in 1983. He has served in many capacities with the National and Hattiesburg Board of Realtors, and is past president and the Realtor of the Year in 1992 of the Hattiesburg Board of Realtors. He presently serves as the chairman of the Hattiesburg Convention Center, is an ambassador for the Area Development Partnership, and is a member of the Kiwanis International. Mr. Stetelman was born in 1960 in Hattiesburg, Mississippi. Mr. Stetelman has been a director of the Company since 1995 and is also a director of the bank.

Ralph T. Simmons, 73, is a retired vice president of Sunbeam-Oster Corporation, where he was employed from 1963 to 1995 as credit manager, assistant treasurer, and vice president. Mr. Simmons has served as chairman of the deacons of the First Baptist Church of Laurel, chairman of the Salvation Army, Chairman of the Red Cross, chairman of the FBLA/PBL Foundation, president of the University of Southern Mississippi World Wide Alumni Association, Lt. Gov. of the LA-MS-WTN District of Kiwanis International, and moderator of the Jones County Baptist Association. Mr. Simmons is also a member of the board of directors of the University of Southern Mississippi Foundation and currently serves as chairman of the Investment Committee of the University of Southern Mississippi Foundation. Mr. Simmons is a native of Laurel, Mississippi and graduated from the University of Southern Mississippi with a B.S. degree. Mr. Simmons was a director of the Company from 1998 to 2002 and from 2003 to the present. He served on the board of the Laurel bank prior to consolidation. He currently serves on the Laurel Advisory Board and the board of the bank.

Charles R. Lightsey, 66, owns his own business as a Social Security Disability Representative. Mr. Lightsey worked with the Social Security Administration for 39 years, serving as District Manager of the Laurel Office for 32 years. He is a recipient of The Commissioner’s Citation, the highest accolade accorded by the SSA. His community involvement includes serving as a former deacon of the First Baptist Church of Laurel, member and Board of Directors of the Laurel Kiwanis Club, president of the Laurel-Jones County Council on Aging, member of the Pine Belt Mental Health Association Council and Chairman of the Federal, State and Local Government United Way. He received his degree in Management and Real Estate from the University of Southern Mississippi in 1961. Mr. Lightsey has been a director of the Company since 2003 and served on the board of the Laurel bank prior to consolidation. He currently serves on the Laurel Advisory Board and the board of the bank.

Michael W. Chancellor, 38, a Laurel businessman, is a Dealer at Martin Motor Company-a business he entered in 2001, is managing partner in Chancellor Properties, a real estate investment company, and President of CESCO. He holds his B.S. in Business Administration with an emphasis in Marketing from the University of Southern Mississippi. He is an Elder of First Trinity Presbyterian Church in Laurel and is a Rotarian. He was an active member of the Laurel bank board since inception prior to consolidation and currently serves on the Laurel Advisory Board.

Perry Edward Parker, 40, graduated from the University of Southern Mississippi in 1985 with a BS degree in Business Administration. He graduated from the University of Chicago Graduate School of Business in 1989 with an M.B.A. in Finance. Perry worked for Goldman Sachs and Associates as a Currency derivative trader from 1987 until 1995 in Chicago, New York, and London. In 1995 Mr. Parker became employed by Deutsche Bank and was employed with the bank until 2005 in various management and risk taking capacities leaving as a Managing Director in charge of Macro Proprietary Trading in the Global Markets division. In May 2005, Perry joined Peloton Partners Capital Management, a London based hedge fund as a Partner. Perry moved to Santa Barbara, California from London in September, 2005, opening Peloton’s U.S. office. He has been a director of the Company since 1995.

Ted E. Parker, 46, attended the University of Southern Mississippi and served as a licensed commodity floor broker at the Chicago Mercantile Exchange. He has been in the stocker-grazer cattle business for the past 20 years and is the owner of Highlander Laundry Center. He was selected as Lamar County Young Farmer and Rancher for 1993 and served as a board member of Farm Bureau Insurance. He is a member of the National Cattlemen’s Association, the Texas Cattle Feeders Association, and the Seminary Baptist Church. Mr. Parker has been a director of the Company since 1995 and is also a director of the bank.

Dennis L. Pierce, 48, is president of Dennis Pierce, Inc., a real estate development company in Hattiesburg, Mississippi, and the owner and president of PierCon, Inc. of Hattiesburg, a general contracting firm. Through PierCon, Mr. Pierce is responsible for several commercial construction jobs, and he is also involved in numerous commercial ventures. Mr. Pierce is a director and national representative of the Hattiesburg Homebuilders Association, and a director of the North Lamar Water Association. Since 1995, he has been a member and broker with the Hattiesburg Board of Realtors. He attended the University of Southern Mississippi. Mr. Pierce has been a director of the Company since 1995 and is also a director of the bank.

J. Douglas Seidenburg, 46, is the owner and president of Molloy-Seidenburg & Co., P.A. He has been a CPA for more than 20 years. Mr. Seidenburg is involved in many civic, educational, and religious activities in the Jones County area. Past activities include serving as president of the Laurel Sertoma Club, president of the University of Southern Mississippi Alumni Association of Jones County, one of the founders of First Call for Help, a local United Way Agency started in 1990, treasurer of St. John’s Day School, director of Leadership Jones County and Future Leaders of Jones County. Mr. Seidenburg is a graduate of the University of Southern Mississippi, where he earned a B.S. degree in Accounting. Mr. Seidenburg has been a director of the Company since 1998 and served as director of the Laurel Bank prior to consolidation. He currently serves on the Laurel Advisory Board and is also a director of the bank.

A. L. “Pud” Smith, 77, was born in 1929 in Brooklyn, Mississippi. Before attending the University of Southern Mississippi, Mr. Smith was in the military. He entered the petroleum business in 1960, starting with a service station, and was the owner and manager of A. L. Smith Oil Company, Inc., a wholesale and retail petroleum products company, for many years. He is now semi-retired and serves as a consultant in the business. Mr. Smith’s community activities range from being the Mayor of the City of Lumberton, past president of the Jaycee’s, past president of the Lion’s Club, and a member of the Rotary Club (a Paul Harris Fellow). He is an active member of the First Baptist Church of Lumberton where he is a deacon and has been a member of the finance committee for more than 30 years. Mr. Smith has been a director of the Company since 1995 and is also a director of the bank.

Gregory H. Mitchell, 65, serves as the Mayor of Picayune, Mississippi, and also served as procurement manager for Mississippi Space Services at Stennis Space Center prior to his retirement. Mr. Mitchell is a member of Salem Baptist Church, the National Management Association (NMA), the Board of Trustees for Pearl River Community College, the Board of Directors for the Picayune Chamber of Commerce; the Field Advisory Council, Division of Housing and Urban Development; and the Executive Committee, Mississippi Municipal League. Mr. Mitchell has been a director of the Company since 2003 and also serves on the Picayune Advisory Board and on the board of the bank.

David W. Bomboy, M.D., 59, is a lifelong resident of Hattiesburg, Mississippi. He graduated with honors in Pre-Medicine from the University of Mississippi in 1968 and earned an M.D. degree from the University of Mississippi Medical Center in 1971. Dr. Bomboy completed his orthopedic surgical training at the University of Mississippi in 1976. He is a board-certified orthopedic surgeon and has practiced orthopaedics in southern Mississippi for more than 20 years. Dr. Bomboy is a member of the Mississippi State Medical Association, the American Medical Association, and served as past president of the Mississippi Orthopedic Society. He is the past president of the Methodist Hospital Medical Staff. Dr. Bomboy has been a director of the Company since 1995 and is also a director of the bank.

E. Ricky Gibson, 49, has been president and owner of N&H Electronics, Inc., a wholesale electronics distributor, since 1988 and of Mid South Electronics, a wholesale consumer electronics distributor, since 1993. He is active in the Parkway Heights United Methodist Church. Mr. Gibson has been a director of the Company since 1995 and is also a director of the bank.

Fred A. McMurry, 41, is a lifetime resident of the Oak Grove area. He is currently President and General Manager of Havard Pest Control, Inc. with 21 years of experience in this family-owned business. He also serves on the Advisory Board of the Mississippi Pest Control Association as well as on the Board of the Mississippi Business and Finance Committee. In addition, he is President of West Oaks, LLC and Vice President of Oak Grove Land Company, Inc. Mr. McMurry has been a director of the Company since 1995 and is also a director of the bank.

M. Ray (Hoppy) Cole, 44, currently serves as President of the Picayune branch of the bank. In 2005, he was named President of The First Bancshares, Inc. Prior to joining the bank in September of 2002, Mr. Cole was Secretary/Treasurer and Chief Financial Officer of the Headrick Companies, Inc. for eleven years. Mr. Cole began his career with The First National Bank of Commerce in New Orleans, Louisiana and held the position of Corporate Banking Officer from 1985-1988. In December of 1988, Mr. Cole joined Sunburst Bank in Laurel, Mississippi serving as Senior Lender and later as President of the Laurel office. Mr. Cole graduated from the University of Mississippi where he earned a Bachelor’s and Master’s Degree in Business Administration. Mr. Cole also attended the Stonier Graduate School of Banking at the University of Delaware. Mr. Cole is serving his second term as a director of the Company. He served from 1998 to 1999, and then from 2001 through the present. He also served as a director of our Laurel Bank prior to consolidation and currently serves on the board of the bank.

Gerald C. Patch, 52, is the sole and managing member of the Gerald C. Patch, PLLC, a law firm in Picayune, Mississippi. Mr. Patch is a 1971 graduate of Picayune Memorial High School; a 1975 graduate of Mississippi State University with a B.S. Degree in Business Management; and a 1978 graduate of the University of Mississippi School of Law. He practiced law in Picayune from 1978 until 1984 when he joined a law firm in Titusville, Florida from 1984 until 1993. While in Picayune, he served as a member of the Picayune City Council, the Board of Directors for the Picayune Chamber of Commerce, and as City Judge in Poplarville. Mr. Patch resided in Branson, Missouri from 1993 until late 2001 where he served as president of Ozark Laundry, Inc., a company that specialized in wet garment processing for clothing manufacturers. In January, 2002, Mr. Patch moved back to his home town of Picayune, Mississippi and resumed his practice of law. He presently serves as attorney for the Picayune School District School Board; as City Prosecutor for the City of Picayune, on the advisory board for Coast Electric Power Association and the board of directors for Millbrook Golf & Country Club. Mr. Patch has been a member of the board of directors of the Company since 2003 and also serves on the Picayune Advisory Board, as well as the board of directors of the bank.

Peeler G. Lacey, M.D., 51, is partner in Radiology Associates, P.A. in Laurel, MS and has practiced Diagnostic Radiology in South Mississippi for more than 22 years. After graduating from Emory University in Atlanta, Georgia in 1975, he earned his M.D. degree from the University of Mississippi Medical School in 1979. He completed his Diagnostic Radiology residency at the University of Mississippi Medical Center in 1983, and is a Diplomat of the American Board of Radiology. Dr. Lacey is a member of the American College of Radiology, American Medical Association, Mississippi State Medical Association, Radiological Society of North America, American Roentgen Ray Society, Southern Radiology Society, and the South Mississippi Medical Society. He is the past president of the Medical Staff at South Central Regional Medical Center in Laurel and is the past president of the South Mississippi Medical Society. He is an active member of the First Baptist Church of Laurel where he teaches Sunday school and is a deacon. He has served as chairman of the Deacons, chairman of the Personnel Committee and chairman of the Missions Committee. He is a member of the Executive Board of the Pine Burr Area Council of the Boy Scouts of America. Dr. Lacey has served as chairman of the Pine Burr Area Council of the National Eagle Scout Association and as past chairman of the Chickasawhay District of the Boy Scouts of America. Dr. Lacey has served on the board since 2004 and is also on the board of the bank.

Donna T. Lowery, CPA, 39, serves as Executive Vice President and Chief Financial Officer of the Company and the bank. Prior to joining the bank in February of 2005, Ms. Lowery was Vice President and Investment Portfolio Manager of Hancock Holding Company for 4 years. Ms. Lowery began her career in 1988 with McArthur, Thames, Slay and Dews, PLLC as a staff accountant until joining Lamar Capital Corporation in 1993. From 1993 until the merger in 2001 with Hancock Holding Company, Ms. Lowery held several positions beginning with Internal Auditor for 2 years, Comptroller for 3 years and then Chief Financial Officer and Treasurer for 3 years. Ms. Lowery graduated from the University of Southern Mississippi where she earned a Bachelor’s Degree in Business Administration with an emphasis in Accounting. Ms. Lowery is a member of the Ms Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Ms. Lowery is a member of the Funds Distribution Committee of the United Way, the Rotary Club of Petal and is currently serving as President of the Petal Children’s Task Force. Ms. Lowery is also an active member of Carterville Baptist Church.

Family Relationships

Perry E. Parker and Ted E. Parker, both directors, are brothers. M. Ray “Hoppy” Cole, Jr, Director, President of the Company, and President, Picayune Branch, is the son of Ellen Cole, President, Pascagoula Branch.

Certain Transactions with Management

Certain Relationships and Related Transactions

Officers, directors and 10% beneficial owners of the Company and its associates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, are customers of the bank and have transactions with the banks in the ordinary course of business, and may continue to do so in the future. All outstanding loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features.

Section 16(a) Beneficial Ownership Reporting Compliance

Director and Executive Officer Compensation

Compensation of the Board of Directors

During 2005, each outside director of the Company received $200.00 for each meeting that was attended. Directors of The First, A National Banking Association, received $300.00 for each meeting that was attended. Directors of the Corporation and the bank received $40.00 for each regular committee meeting that was attended and $125.00 for each audit committee meeting attended. If a director did not attend a meeting, a fee was not received. Normally, Board meetings are held once quarterly and committee meetings are held on an as needed basis. Bank board meetings are held monthly.

Compensation of Executive Officers

The following table shows the cash compensation paid by the Company to its executive officers. No other executive officers of the Company or its subsidiaries earned total annual compensation, including salary and bonus, in excess of $100,000 in 2005.

Summary Compensation Table

                                                                          Other Annual Restricted Securities             All Other
                                                                          Compensation    Stock   Underlying    LTIP     Compensa-
 Name & Principal Position                    Year   Salary($)    Bonus($)   ($)(1)     Awards($) Options(#)  Payouts($) tion ($)
-----------------------------------           ----   ---------  ---------- -----------  --------- ----------  ---------- ----------
David E. Johnson                              2005    $136,585    $63,950          0          0         0          0          0
     Chief Executive Officer                  2004     132,181     41,991          0          0         0          0          0
                                              2003     132,812     31,788          0          0         0          0          0

M. Ray Cole, Jr.                              2005    $128,779    $18,626          0          0         0          0          0
     President                                2004     124,681      6,396          0          0         0          0          0
                                              2003     124,400          0          0          0         0          0          0

Donna T. Lowery (1)                           2005    $ 82,154          0          0          0         0          0          0
     Chief Financial Officer                  2004           0          0          0          0         0          0          0
                                              2003           0          0          0          0         0          0          0

Option Grants

Stock options in the amount of 2,430 shares at $12.50 per share were granted during 2005 to M. Ray Cole, Jr. and stock options in the amount of 1,000 shares at $12.50 per share were granted during 2005 to Donna T. Lowery.

                                            STOCK OPTION GRANTS IN LAST FISCAL YEAR
                                                       INDIVIDUAL GRANTS

                                                                                          Potential
                                                                                         Realizable
                                                                                            Value

                                                                                         Grant Date
                         Options           Percent of        Option      Expiration        Present
       Name              Granted         Total Granted        Price         Date          Value (1)
       ----              -------         -------------        -----         ----          ---------

M. Ray Cole, Jr.,         2,430               31%            $12.50      4/15/2009          $10,180
    President

  Donna T. Lowery, CFO    1,000               13%            $12.50      4/15/2009           $4,180

(1)   Value was calculated using the Black-Scholes option valuation model.
Option Exercises and Year End Values

The following table provides information as to the options exercised during 2005, and the unexercised options to purchase the Company's common stock previously granted to the executive officers named in the Summary Compensation Table and held by them at the end of 2005.

                                      OPTIONS EXERCISED IN 2005 AND YEAR END OPTION VALUE

                                                                             Number of
                                                                       Securities Underlying
                             Shares Acquired on                         Unexercised Options          Value of Unexercised
                                  Exercise             Value           At Year End (#)(1)(3)         In the Money Options
           Name                  In 2005 (#)         Realized ($)    Exercisable/Unexercisable      At Year End ($)(1)(2)(3)
--------------------------- --------------------- ----------------- ----------------------------- -----------------------------

David E. Johnson                      0                   0                   109,960/0                     $1,059,345
  President & Chief
  Executive Officer

M. Ray Cole, Jr.                      0                   0                9,4309/2,430                         80,155
  President, Picayune

Donna T. Lowery,                      0                   0                     0/1,000                              0
  Chief Financial Officer

(1)      All stock options granted under the 1997 Stock Option Plan are vested and exercisable as follows:  one-third of the options granted were exercisable on 3-18-98; one-third of the options granted were exercisable on 3-18-99; one-third of the options granted
were exercisable on 3-18-2000.   The options granted under the 1997 Stock Option Plan expire on 3-18-2007.  Stock options granted under the 1999 Stock Incentive Plan are vested and exercisable as follows:  one-third of the options granted are exercisable each year for three years.  The options granted under the 1999 Stock Option Plan expire on 4-15-2009.
(2)          Based on the closing price on the OTC Bulletin Board of $16.00 on December 30, 2005.
(3)          Reflects two-for-one stock split for shareholders of record as of March 1, 2006, effective March 15, 2006

Employment Agreements

David E. Johnson, Chairman of the Board and CEO, entered into an amended and restated employment agreement with the company on November 20, 1995, which was incorporated by reference to Exhibit 10.7 of the Company’s Form 10-KSB for the fiscal year ended December 31, 1995, File No. 33-94288. The amended and restated employment agreement has been renewed for additional three year periods since the original expiration. The current expiration of the employment agreement is August, 2007.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is responsible for establishing the compensation plans for the bank. Its duties include the development with management of all benefit plans for employees of the bank, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The Compensation Committee met five times during the year ended December 31, 2005, and has met 6 times during 2006. The Compensation Committee is composed of the following members: A. L. Smith, E. Ricky Gibson, Ted Parker, Ralph Simmons and David Bomboy, all of whom are independent directors.

Audit Committee

The Audit Committee of the Company is composed of the following independent members: J. Douglas Seidenburg, E. Ricky Gibson, Ralph Simmons, Charles Lightsey, and Perry Parker. The Audit Committee met three times during the year ended December 31, 2005 and has met 4 times during 2006. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The Committee also recommends to the Board of the Company the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts for the Company. The Audit Committee reports its findings to the Board of Directors of the Company. The Board of Directors has determined that the members of the Audit Committee are independent. The Board of Directors has also determined that there is at least one independent audit committee financial expert, J. Douglas Seidenburg, serving on the Audit Committee, as the term “financial expert” is used in pertinent Securities and Exchange Commission laws and regulations.

PRINCIPAL SHAREHOLDERS

Stock Ownership of Management

The following table sets forth certain information regarding the beneficial ownership of common stock in the Company owned by the directors, nominees for director, and executive officers, as of March 16, 2006. This reflects the two-for-one stock split for shareholders of record as of March 1, 2006, effective on March 15, 2006.

          Name and Address of             Amount and Nature of         Right to
            Beneficial Owner             Beneficial Ownership(1)      Acquire(2)       Percent of Class(3)
            ----------------             -----------------------      ----------       -------------------

   David W. Bomboy, M.D.                          52,500               8,900                  2.38%
   17 Brighton Court
   Hattiesburg, MS 39402

   M. Ray (Hoppy) Cole                            13,334               9,430                  0.88%
   607 Briarwood Lane
   Picayune, MS 39466

   E. Ricky Gibson                                37,540               8,900                  1.80%
   127 W. Canebrake Blvd.
   Hattiesburg, MS 39402

   David E. Johnson                               40,628             109,960                  5.84%
   108 Greenwood Place
   Hattiesburg, MS 39402

   Peeler G. Lacey, M.D.                          48,000               3,430                  1.99%
   2432 Ridgewood Drive
   Laurel, MS 39440

   Charles R. Lightsey                            28,000               3,430                  1.21%
   2216 Old Bay Springs Rd.
   Laurel, MS 39440

   Fred A. McMurry                                43,594               8,900                  2.03%
   42 Johnie McMurry Rd.
   Hattiesburg, MS 39402

   Gregory H. Mitchell                             1,200                   0                   .04%
   1200  Third Avenue
   Picayune, MS 39466

   Trent A. Mulloy (former director)              20,000               3,430                   .90%
   63 Northgate Drive
   Laurel, MS 39440

          Name and Address of             Amount and Nature of         Right to
            Beneficial Owner             Beneficial Ownership(1)      Acquire(2)       Percent of Class(3)
            ----------------             -----------------------      ----------       -------------------

   Perry E. Parker                               86,334                  8,900                   3.69%
   4739 Calle Las Brisas
   Santa Barbara, CA 93110

   Ted E. Parker                                 25,000                  8,900                   1.31%
   165 Herbert Trigg Rd.
   Seminary, MS 39479

   Gerald Claiborne Patch                           400                      0                    .01%
   38 Eldridge Patch Rd.
   Picayune, MS 39466

   Dennis L. Pierce                              27,170                  8,900                   1.40%
   23 Liberty Place
   Hattiesburg, MS 39402

   J. Douglas Seidenburg                         52,000                  3,430                   2.15%
   18 Lakeland Drive
   Laurel, MS 39440

   Ralph T. Simmons                              38,734                  3,430                   1.63%
   1808 7th Ave.
   Laurel, MS 39440

   A. L. Smith                                   28,562                  2,338                   1.19%
   P. O. Box 124
   Lumberton, MS 39455

   Andrew D. Stetelman                           22,504                  8,900                   1.21%
   1105 Oakleigh Dr.
   Hattiesburg, MS 39402

   Michael W. Chancellor                         17,734                  3,430                    .82%
   P. O. Box  648
   Laurel, MS 39441

   Donna T. Lowery                               11,498                      0                    .44%
   35 Dove Hollow
   Petal, MS 39465

          Name and Address of             Amount and Nature of         Right to
            Beneficial Owner             Beneficial Ownership(1)      Acquire(2)       Percent of Class(3)
            ----------------             -----------------------      ----------       -------------------

   Executive Officers, Directors,                594,732                204,608                31.16%
   and Nominees as a group

__________________
(1)      Includes shares for which the named person:
         -    has sole voting and investment power,
         -    has shared voting and investment power with a spouse, or
         -    holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2)      Includes shares that may be acquired within the next 60 days by exercising vested stock options but does not include any other stock options.

(3)      Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.  Calculated based on 2,375,200 shares outstanding plus outstanding stock options in the amount of 201,178 shares.

Stock Ownership of Principal Stockholders

As of March 16, 2006, to the Company’s knowledge, there were no beneficial owners of five percent (5%) or more of the Company’s outstanding common stock.

DESCRIPTION OF OUR CAPITAL STOCK

This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Mississippi Business Corporation Act (“MBCA”) and by the Articles of Incorporation and Bylaws of First Bancshares.

Authorized Capital

First Bancshares has 10,000,000 shares of authorized Common Stock, $1.00 par value, and authority to issue up to 10,000,000 shares of Preferred Stock, $1.00 par value, with such preferences, limitations, and relative rights as determined by the Board of Directors. As of September ____, 2006 there were 2,379,630 shares of Common Stock issued and outstanding. No shares of preferred stock are currently issued and outstanding.

Voting Rights; Cumulative Voting

Pursuant to the MBCA and First Bancshares’ Bylaws, each outstanding share of First Bancshares stock is entitled to one vote on each matter submitted to a vote. Holders of First Bancshares Common Stock do not have cumulative voting rights. Article 2.6 of the First Bancshares Bylaws provides that unless otherwise required by the MBCA or the Articles, all classes or series of First Bancshares shares entitled to vote generally on a matter shall for that purpose be considered a single voting group.

Limitations on Directors’ and Officers’ Liability

Article 7 of First Bancshares’ Articles of Incorporation provide that no director of First Bancshares shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for any appropriation in violation of fiduciary duties of any business opportunity; for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, under Section 79-4-8.33 of the MBCA, or for any transaction from which the director derived an improper personal benefit. Article 8 of First Bancshares’ Bylaws provide for indemnification of Directors and Officers as discussed below under the caption “Indemnification.”

Supermajority Voting Requirements; Business Combinations or Control Share Acquisition

The MBCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, a corporation’s property requires approval by a majority of the shares entitled to vote on the transaction. The First Bancshares Articles of Incorporation do not provide for a greater than majority vote on such a transaction.

The First Bancshares Articles of Incorporation do include a Control Share Acquisition provision requiring any person who plans to acquire a control block of stock (generally defined as 10%) to obtain approval by the majority vote of disinterested shareholders or the affirmative vote of 75% of eligible members of the Board of Directors in order to vote the control shares. If a control share is made without first obtaining this approval, all stock beneficially owned by the acquiring person in excess of 10% will be considered “excess stock” and will not be entitled to vote.

Any person who proposes to make or has made a control share acquisition may deliver a statement to First Bancshares describing the person’s background and the control share acquisition and requesting a special meeting of shareholders of First Bancshares to decide whether to grant voting rights to the shares acquired in the control share acquisition. The acquiring person must pay the expenses of this meeting. If no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders. If the acquiring person does not deliver his or her statement to First Bancshares, it may elect to repurchase the acquiring person’s shares at fair market value. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person’s statement has been filed unless the shares are not accorded full voting rights by the shareholders.

Removal of Directors

Article 11 of First Bancshares’ Articles of Incorporation provide that no director of First Bancshares may be removed except by the shareholders for cause; provided that directors elected by a particular voting group may be removed only by the shareholders in that voting group for cause. Article 3.3 of First Bancshares’ Bylaws provide further that removal action may only be taken at a shareholders’ meeting for which notice of the removal action has been given. A removed director’s successor may be elected at the same meeting to serve the unexpired term.

Board of Directors

Under Article 10 of the First Bancshares Articles of Incorporation, the Board of Directors of First Bancshares is divided into three classes — Class I, Class II, and Class III as nearly equal in numbers of directors as possible. Article 3.2 of the Bylaws establishes a minimum of 9 directors, and a maximum of 25 directors. At present there are 6 Class I directors, 6 Class III directors, and 5 Class II directors. The terms of the Class III directors will expire at the 2007 Annual Shareholders’ Meeting. The terms of the Class I directors will expire at the 2008 Annual Shareholders’ Meeting. The terms of the Class II directors will expire at the 2009 Annual Shareholders’ Meeting.

Vacancies in the Board of Directors

Under First Bancshares’ Bylaws, any vacancy, may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors, provided that, if the vacant office was held by a director elected by a particular voting group, only the shares of that voting group or the remaining directors elected by that voting group shall be entitled to fill the vacancy; and further provided that, if the vacant office was held by a director elected by a particular voting group, the other remaining directors or director (elected by another voting group or groups) may fill the vacancy during an interim period before the shareholders of the vacated director’s voting group act to fill the vacancy.

Amendment of the Articles of Incorporation or Bylaws

Under the MBCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as First Bancshares, unless such power is expressly reserved for the shareholders. Article 10 of First Bancshares’ Bylaws provide that the Bylaws may be amended, altered, or repealed by the Board of Directors, except with regard to the provisions establishing the number of directors and process for removal of directors, which may only be amended by the affirmative vote of holders of outstanding shares entitled to more than 80% of the votes entitled to be cast on the alteration, amendment, or repeal.

Amendments to the Articles of Incorporation that result in dissenters’ rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the Articles of Incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.

Special Meetings of Shareholders

Under First Bancshares’ Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the Chief Executive Officer, or the Board of Directors, or within 75 days of a written request of shareholders holding in the aggregate 10% or more of the total voting power entitled to vote on an issue. Such a request must state the purpose or purposes of the proposed special meeting.

Shareholder Proposals and Nominations

First Bancshares’ Bylaws provide procedures that must be followed to properly nominate candidates for election as directors. At least 60 days prior to the Annual Meeting, or 10 days after notice of the Annual Meeting is provided to shareholders, notice must be given to the Secretary of First Bancshares if a shareholder intends to nominate an individual for election to the Board of Directors or propose any shareholder action. These Bylaw provisions also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.

Indemnification

Section 79-4-8.50 through 79-4-8.59 of the MBCA provide First Bancshares with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandate the indemnification of First Bancshares’ directors under certain circumstances. First Bancshares’ Articles of Incorporation also provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of the First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances. Pursuant to such authority and the provisions of First Bancshares’ Articles of Incorporation, First Bancshares intends to purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

The Articles of Incorporation of First Bancshares contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under its Bylaws, First Bancshares must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or The First or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have First Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

The Board of Directors of First Bancshares also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of First Bancshares pursuant to the Articles of Incorporation or Bylaws, or otherwise, First Bancshares has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

First Bancshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by First Bancshares are available to the public at the web site and EDGAR database maintained by the Commission at http://www.sec.gov. The documents filed by First Bancshares are also available at the Commission’s Public Reference Room, which provides access to EDGAR (for documents submitted electronically) and Thomson Research (for imaged paper filings) terminals. The public library of Commission information is provided through the Commission’s Public Reference Room between the hours of 9:00 a.m. — 4:00 p.m., except federal holidays and official closings, at 100 F Street, NE, Room 1580, Washington, D.C. 20549.

First Bancshares has filed with the Commission a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act with respect to the common stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which portions reference is hereby made for further information with respect to First Bancshares and the securities offered hereby.

As indicated below, this Prospectus incorporates by reference certain information with respect to First Bancshares, which is not presented herein or delivered herewith. Copies of any such information or documents, other than exhibits to such documents which are not specifically incorporated by reference herein, are available without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Prospectus is delivered. In order to ensure timely delivery of such documents, any request should be made by September ____, 2006, and such requests should be directed to First Bancshares’ principal executive offices at 6480 U.S. Hwy 98 W (39402), P. O. Box 15549 (39404-5549), Hattiesburg, Mississippi, Attention: Donna T. Lowery, Chief Financial Officer, telephone number (601) 268-8998. First Bancshares will send the requested documents by first-class mail within one business day of the receipt of the request.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by First Bancshares with the Securities and Exchange Commission (“SEC”) are hereby incorporated by reference:

         (1)      First Bancshares' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005;

         (2)      First Bancshares' Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

         (3)      First Bancshares' Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

         (3)      First  Bancshares'  Current  Reports on Form 8-K filed on May 22, 2006, May 25, 2006, May 31, 2006,  July 11,
                  2006, and August 2, 2006; and

         (4)      The  description of capital stock  contained  under the heading  "Description  of Securities" on Form SB-2/A,
                  Registration  Number  333-61081,  filed by First  Bancshares  with  the  Commission  on  September  14,  1998 relating to the description of First Bancshares Common Stock.

All documents filed by First Bancshares pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof are hereby incorporated by reference into this Prospectus and shall be deemed a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

The public may read and copy any materials filed by First Bancshares with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers such as First Bancshares that file electronically with the SEC at www.sec.gov. Information regarding First Bancshares is also available on its Internet website at www.thefirstbank.com.

LEGAL MATTERS

The validity of the common stock to be issued in this offering and certain other legal matters with respect to the offering will be passed upon for us by Watkins Ludlam Winter & Stennis, P.A., Jackson, Mississippi.

EXPERTS

The consolidated balance sheets of First Bancshares as of December 31, 2005 and December 31, 2004, and the consolidated statements of operations, stockholders’ equity, and cash flows of First Bancshares for the same time periods have been incorporated by reference into this Prospectus and in the Registration Statement in reliance on the report of independent registered public accounting firm T.E. Lott & Company, given on the authority of that firm as an expert in accounting and auditing.

365,000 Shares

FIRST BANCSHARES, INC.

COMMON STOCK

_________________

PROSPECTUS

_________________

Dated September _____, 2006

Part II

Information Not Required In Prospectus

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred and to be incurred in connection with the issuance and distribution of the securities registered pursuant to this registration statement:

   Securities and Exchange Commission registration fee                            $    856.00

* Printing and engraving expenses                                                 ___________
* Accounting fees and expenses                                                    ___________
* Legal fees and expenses                                                         ___________
* Transfer Agent and Registrar fees and expenses                                  ___________
* Blue Sky fees and expenses                                                      ___________
* Miscellaneous expenses                                                          ___________
______________________________
*Estimated

Item 14.   Indemnification of Directors and Officers.

The Mississippi Business Corporation Act (“MBCA”) provides that a director, officer or agent of a corporation may be indemnified for such service if he conducted himself in good faith, and he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests; and in all other cases that his conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director must show that he had no reasonable cause to believe his conduct was unlawful. Indemnification permitted under this section in connection with a derivative action is limited to reasonable expenses incurred in connection with the proceeding.

First Bancshares’ Articles of Incorporation provide it with the power and authority, to the fullest extent legally permissible under the MBCA, to indemnify its directors and officers, persons serving at the request of the First Bancshares or for its benefit as directors or officers of another corporation, and persons serving as First Bancshares’ representatives or agents in certain circumstances. Pursuant to such authority and the provisions of First Bancshares’ Articles of Incorporation, First Bancshares intends to purchase insurance against certain liabilities that may be incurred by it and its officers and directors.

The MBCA further authorizes a corporation to make further indemnity for certain actions that do not constitute gross negligence or willful misconduct if authorized by the corporation’s Articles of Incorporation. The First Bancshares Articles provide for indemnification to the fullest extent permitted by the MBCA and specifically provide for the further indemnity authorized by the MBCA.

The Articles of Incorporation of First Bancshares contain a provision which, subject to certain exceptions described below, eliminates the liability of a director or officer to it or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

Under its Bylaws, First Bancshares must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of First Bancshares or The First or any other corporation which the person served as a director at the request of First Bancshares. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have First Bancshares advance any such expenses prior to final disposition of the proceeding, upon delivery of (1) a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met, and (2) a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under the Bylaws, indemnification will be disallowed if it is established that the director appropriated, in violation of his duties, any business opportunity of First Bancshares, engaged in acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, approved dividends or other distributions in violation of the MBCA, or engaged in any transaction in which the director derived an improper personal benefit. In addition to the Bylaws of First Bancshares, the MBCA requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. The MBCA also provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the MBCA.

The Board of Directors of First Bancshares also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 15.   Recent Sales of Unregistered Securities.

During the years ended December 31, 2003, 2004, and 2005, the Company did not offer any shares of its common stock for sale except as described below.

Merger of First National Bank of Wiggins into First Bancshares

On May 19, 2006 First Bancshares entered into a Merger Agreement with First National Bank of Wiggins headquartered in Wiggins, Mississippi (“FNB Wiggins”). If approved by shareholders of FNB Wiggins, under the Merger Agreement former FNB Wiggins shareholders will receive in the aggregate cash and common stock of First Bancshares having a combined value of approximately $4,152,400 (“Merger Consideration”). For purposes of the Merger Consideration, the Merger Agreement states that First Bancshares Common Stock will be valued at $19.00. Under the terms of the Merger Agreement, FNB Wiggins shareholders will be entitled to receive the Merger Consideration, consisting of $87.50 per share in cash (“Cash Element”) and 4.605 shares of First Bancshares common stock (“Stock Element”), in exchange for each share of FNB Wiggins stock owned by them, representing approximately 50% cash and 50% stock as consideration for their shares. The Company has filed with the SEC a Registration Statement on Form S-4 (File No. 136326) registering the shares to be issued under the Merger Agreement.

First Bancshares Stock Option Plans

During the years ended December 31, 2004 and 2005, and during 2006, certain holders of the Company’s stock options exercised their options to purchase shares of the Company’s common stock pursuant to the Company’s 1997 Stock Option Plan (“1997 Plan”) and the Company’s 1999 Stock Incentive Plan (“1999 Plan”). The Company has filed Registration Statements with the SEC for shares offered under both the 1997 Plan (Registration Statement on Form S-8, File No. 333-97001) and the 1999 Plan (Registration Statement on Form S-8, File No. 333-81264) .

No stock options were exercised under either plan during the year ended December 31, 2003. During the year ended December 31, 2004, 6,562 options for the Company’s common stock were exercised at $5.00 per share under the 1997 Plan. During the same year no options were exercised under the 1999 Plan. During the year ended December 31, 2005, 11,862 options for the Company’s common stock were exercised at $5.00 per share under the 1997 Plan. During the same year 25,946 options for the Company’s common stock were exercised at $7.50 per share under the 1999 Plan. To-date in 2006, 1,000 options have been exercised at $5.00 per share under the 1997 Plan and 3,930 options have been exercised at $7.50 per share under the 1999 Plan.

Item 16.   Exhibits and Financial Statement Schedules.

(a)  Exhibits and Financial Statement Schedules

2                 Agreement and Plan of Merger - Included as Appendix A to the Proxy Statement/Prospectus contained herein.

3.1               Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's
                  Registration Statement No. 33-94288 on Form S-1).

3.2               Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-94288 on
                  Form S-1).

4.1               Provisions in the Company's Articles of Incorporation and Bylaws defining the rights of holders of the
                  Company's Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement
                  No. 33-94288 on Form S-1).

4.2               Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.2 to the Company's Registration
                  Statement No. 33-94288 on Form S-1).

5                 Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of shares.

10.5              Amended and restated employment agreement dated November 20, 1995, by and between David E. Johnson and the
                  Company (incorporated by reference to Exhibit 10.7 of the Company's Form 10-KSB for the fiscal  year ended
                  December 31, 1995, File No. 33-94288).

10.6              Employment Agreement dated June 10, 1998 by and between the Company and The First National Bank of the Pine
                  Belt and William M. Renovich, Jr. (incorporated by reference to Exhibit 10.1 to the Company's  Current
                  Report on Form 8-K filed June 25, 1998).

10.7              Bank Development Agreement dated June 19, 1998 by and among the Company and the organizers of The First
                  National Bank of the Pine Belt (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed June 25, 1998).

10.8              First Bancshares, Inc. 1997 Stock Option Plan as of March 18, 1997 (incorporated by reference to Exhibit
                  10.7 of the Company's Form 10-KSB for the fiscal year ended December 31, 1996, File No. 33-94288).

10.9              Agreement to Repurchase Stock by and among The First Bancshares, Inc., Nick Welch and David Johnson
                  (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement No. 333-102908 on Form
                  S-2).

13.1              Audited Financial Statements of First Bancshares  (incorporated by reference to the Company's 10-KSB filed
                  March 31, 2006).

21.1              Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Form 10-KSB filed
                  March 31, 1999).

23.1              Consent of T.E. Lott & Company

23.2              Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Opinion)

24                Powers of Attorney - Included on the signature page of the Registration Statement.

(b)   Financial Statement Schedules.

         All financial statement schedules required pursuant to this item were either included in the financial information set forth in the prospectus or are inapplicable and have therefore been omitted.

Item 17.   Undertakings.

         The undersigned registrant hereby undertakes that:

         (a)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities
(other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the
Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                          SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hattiesburg, State of
Mississippi, on September 8, 2006.

                                                        FIRST BANCSHARES, INC.

                                                        By:    /s/ David E. Johnson
                                                               -------------------------------------
                                                               David E. Johnson,
                                                               Chief Executive Officer

                                                               /s/ Donna T. Lowery
                                                               -------------------------------------
                                                               Donna T. Lowery,
                                                               Chief Financial Officer

         Know all men by these presents, that each individual whose signature appears below constitutes and appoints David E.
Johnson and Donna T. Lowery, and each or either one of them, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign this
Registration Statement on Form S-1  and relating to the registration of shares of First Bancshares Common Stock, $1.00 par value per share, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement by the following persons in the capacities and on the dates indicated.

SIGNATURES                                           TITLE                         DATE
----------                                           -----                         ----

   /s/ M. Ray "Hoppy" Cole, Jr.                      Director                       September 8      , 2006
--------------------------------------                                             ------------------

   /s/ David Bomboy                                  Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Michael Chancellor                            Director                        September 8      , 2006
--------------------------------------                                             ------------------

  /s/ Ricky Gibson                                   Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Dennis Pierce                                 Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Ted Parker                                    Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Perry Parker                                  Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ A. L. Smith                                   Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Andrew Stetelman                              Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Charles Lightsey                              Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ Ralph T. Simmons                              Director                        September 8      , 2006
--------------------------------------                                             ------------------

  /s/  Greg Mitchell                                 Director                        September 8      , 2006
--------------------------------------                                             ------------------

  /s/  Peeler Lacey                                  Director                        September 8      , 2006
--------------------------------------                                             ------------------

   /s/ David E. Johnson                              CEO and Director                September 8      , 2006
--------------------------------------               (Principal Executive Officer) ------------------

   /s/ Donna T. Lowery                               Executive VP & Chief            September 8      , 2006
--------------------------------------               Financial Officer             ------------------
                                                     (Principal and
                                                     Accounting Officer)

                                                       INDEX TO EXHIBITS

Exhibit No.                Description

2                          Agreement and Plan of Merger - Included as Appendix A to the Proxy Statement/Prospectus contained herein.

3.1                        Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the
                           Company's Registration Statement No. 33-94288 on Form S-1).

3.2                        Bylaws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No.
                           33-94288 on Form S-1).

4.1                        Provisions in the Company's Articles of Incorporation and  Bylaws defining the rights of holders of the Company's Common  Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration
                           Statement No. 33-94288 on Form S-1).

4.2                        Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.2 to the Company's
                           Registration Statement No. 33-94288 on Form S-1).

5                          Opinion of Watkins Ludlam Winter & Stennis, P.A. regarding legality of shares.

10.5                       Amended and restated employment agreement dated November 20, 1995, by and between David E. Johnson and the Company (incorporated by reference to Exhibit 10.7 of the Company's Form 10-KSB for the
                           fiscal  year ended December 31, 1995, File No. 33-94288).

10.6                        Employment Agreement dated June 10, 1998 by and between the Company and The First National Bank of the Pine Belt and William M. Renovich, Jr. (incorporated by reference to Exhibit 10.1 to the
                           Company's  Current Report on Form 8-K filed June 25, 1998).

10.7                       Bank Development Agreement dated June 19, 1998 by and among the Company and the organizers of The
                           First National Bank of the Pine Belt (incorporated by reference to Exhibit 10.2 to the Company's
                           Current Report on Form 8-K filed June 25, 1998).

10.8                       First Bancshares, Inc. 1997 Stock Option Plan as of March 18, 1997 (incorporated by reference to
                           Exhibit 10.7 of the Company's Form 10-KSB for the fiscal year ended December 31, 1996, File No.
                           33-94288).

10.9                       Agreement to Repurchase Stock by and among The First Bancshares, Inc., Nick Welch and David
                           Johnson  (incorporated by reference to Exhibit 10.9 to the Company's Registration Statement No.
                           333-102908 on Form S-2).

13                         Audited Financial Statements of First Bancshares (incorporated by reference the Company's 10-KSB filed March 31, 2006).

21.1                       Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company's Form 10-KSB filed March 31, 1999).

23.1                       Consent of T.E. Lott & Company

23.2                       Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Opinion)

24                         Powers of Attorney - Included on the signature page of the Registration Statement.